Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among:

VOLATO GROUP, INC.;

VOLATO MERGER SUBSIDIARY, INC.; and

M2i GLOBAL, INC.

Dated as of July 28, 2025

3.12. Intellectual Property.	30
3.13. Agreements, Contracts and Commitments.	32
3.14. Compliance; Permits; Restrictions.	35
3.15. Legal Proceedings; Orders.	35
3.16. Tax Matters.	36
3.17. Employee and Labor Matters; Benefit Plans.	38
3.18. Environmental Matters.	39
3.19. Insurance.	39
3.20. No Financial Advisors.	40
3.21. Transactions with Affiliates.	40
3.22. Privacy and Data Security.	40
3.23. Anti-Corruption.	40
3.24. Sanctions Laws.	41
3.25. No Other Representations or Warranties.	42

Section 4. Representations and Warranties of Volato and Merger Sub.	42

4.1. Due Organization; Subsidiaries.	42
4.2. Organizational Documents.	43
4.3. Authority; Binding Nature of Agreement.	43
4.4. Vote Required.	43
4.5. Non-Contravention; Consents.	44
4.6. Capitalization.	45
4.7. SEC Filings; Financial Statements.	47
4.8. Absence of Changes.	49
4.9. Absence of Undisclosed Liabilities.	49
4.10. Title to Assets.	49
4.11. Real Property; Leasehold.	49
4.12. Intellectual Property.	50
4.13. Agreements, Contracts and Commitments.	52
4.14. Compliance; Permits; Restrictions.	54
4.15. Legal Proceedings; Orders.	55
4.16. Tax Matters.	55
4.17. Employee and Labor Matters; Benefit Plans.	57
4.18. Environmental Matters..	60
4.19. Insurance.	60

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4.20. Transactions with Affiliates.	60
4.21. No Financial Advisors.	60
4.22. Valid Issuance..	61
4.23. Privacy and Data Security.	61
4.24. Anti-Corruption.	61
4.25. Sanctions Laws.	62
4.26. No Other Representations or Warranties.	62

Section 5. Certain Covenants of the Parties.	63

5.1. Operation of Volato’s Business.	63
5.2. Operation of the Company’s Business.	66
5.3. Access and Investigation.	68
5.4. No Solicitation.	68
5.5. Notification of Certain Matters..	69

Section 6. Additional Agreements of the Parties.	70

6.1. Registration Statement, Proxy Statement.	70
6.2. Company Stockholder Written Consent.	72
6.3. Volato Stockholder Meeting.	73
6.4. Efforts; Regulatory Approvals.	75
6.5. Omitted.	76
6.6. Employee Benefits.	76
6.7. Reserved.	76
6.8. No Indemnification; No Limitation on Liability.	77
6.9. Disclosure.	77
6.10. Listing..	77
6.11. Tax Matters.	77
6.12. Legends.	79
6.13. Officers and Directors.	79
6.14. Termination of Certain Agreements and Rights.	79
6.15. Section 16 Matters.	80
6.16. Allocation Certificate.	80
6.17. Obligations of Merger Sub.	80

Section 7. Conditions Precedent to Obligations of Each Party.	80

7.1. Effectiveness of Registration Statement.	80
7.2. Regulatory Approvals.	80

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7.3. No Restraints.	80
7.4. Board Approval	80
7.5. Stockholder Approval.	81
7.6. Listing..	81
7.7. Completion of Due Diligence.	81

Section 8. Additional Conditions Precedent to Obligations of Volato and Merger Sub.	81

8.1. Accuracy of Representations	81
8.2. Performance of Covenants.	81
8.3. Documents.	82
8.4. No Company Material Adverse Effect.	82
8.5. Company Stockholder Written Consent.	82
8.6. Tax Opinion.	82

Section 9. Additional Conditions Precedent to Obligation of the Company.	82

9.1. Accuracy of Representations.	82
9.2. Performance of Covenants.	83
9.3. Documents.	83
9.4. No Volato Material Adverse Effect.	83
9.5. Tax Opinion.	83
9.6. Volato Termination of Contracts and Rights.	83
9.7. Volato Net Debt.	83

Section 10. Termination.	84

10.1. Termination.	84
10.2. Effect of Termination.	85

Section 11. Miscellaneous Provisions.	86

11.1. Non-Survival of Representations and Warranties.	86
11.2. Amendment.	86
11.3. Waiver.	86
11.4. Entire Agreement; Counterparts; Exchanges by Electronic Transmission.	86
11.5. Applicable Law; Jurisdiction.	87
11.6. Assignability.	87
11.7. Notices.	87
11.8. Cooperation.	88
11.9. Severability.	88
11.10. Other Remedies; Specific Performance.	88
11.11. No Third-Party Beneficiaries.	88

EXHIBITS:

Exhibit A	Form of Volato Stockholder Voting and Support Agreement

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of July 28, 2025, by and among Volato Group, Inc., a Delaware corporation (“Volato”),Volato Merger Subsidiary, Inc., a Nevada corporation and wholly-owned subsidiary of Volato (“Merger Sub”), and M2i Global, Inc., a Nevada corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 1.

RECITALS

A. Volato and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement, the NRS and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist and the Company will become a wholly owned subsidiary of Volato.

B. The Parties intend that, for U.S. federal (and applicable state and local) income Tax purposes, the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations, and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3.

C. The Volato Board has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Volato and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of Volato Common Stock to the stockholders of the Company pursuant to the terms of this Agreement, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Volato vote (A) to adopt this Agreement and thereby approve the Contemplated Transactions, and (B) to appoint the directors appointed by the Company to the Volato Board (the matters in clauses (A) and (B), the “Volato Stockholder Matters”).

D. The Merger Sub Board has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and Volato, and its sole stockholder, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Merger Sub votes to adopt this Agreement and thereby approve the Contemplated Transactions.

E. The Company Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to adopt this Agreement and thereby approve the Contemplated Transactions.

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F. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, certain of Volato’s shareholders named in the Volato Stockholder Lock- up Voting and Support Agreement (as defined below) (solely in their capacity as stockholders of Volato) (the “Volato Consenting Shareholders”) are executing support agreements in favor of the Company in substantially the form attached hereto as Exhibit A (the “Volato Stockholder Voting and Support Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of capital stock of Volato (a) to approve the Volato Stockholder Matters and (b) against any Acquisition Proposal.

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

Section 1. Definitions and Interpretative Provisions.

1.1. Definitions.

(a) For purposes of this Agreement (including this Section 1):

“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or Volato, on the other hand, to the other Party) that could reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral, contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” means, with respect to a Party, any transaction or series of related transactions (other than the Contemplated Transactions) involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which such Party is a constituent Entity, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing 20% or more of the outstanding shares of Volato Common Stock (in the case of Volato) or Company Capital Stock (in the case of the Company) or (iii) in which such Party or any of its Subsidiaries issues securities representing 20% or more of the outstanding shares of Volato Common Stock (in the case of Volato) or Company Capital Stock (in the case of the Company); or

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the fair market value of the assets of such Party and its Subsidiaries, taken as a whole (as determined by such Party’s board of directors or a committee thereof).

For the avoidance of doubt, any transactions, series of related transactions, agreement or discussion entered into or proposed to enter into by the Company for purposes of raising capital that is otherwise in accordance with the terms of this Agreement shall not be deemed an Acquisition Transaction.

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“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. As used in this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Anti-Corruption Laws” means (i) the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986 and all other applicable Laws of similar effect, and the related rules, regulations and published interpretations thereunder, (ii) all applicable anti-money laundering laws, and the related rules, regulations and published interpretations thereunder, and (iii) all applicable anti-terrorism financing laws, and the related rules, regulations and published interpretations thereunder.

“Anticipated Closing Date” means the anticipated Closing Date, as agreed upon in good faith by Volato and the Company.

“Business Day” means any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as set forth in Section 4980B of the Code and Section 6 of Title I of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collaboration Partner” means any research, development, collaboration or similar commercialization partner of the Company or its Subsidiaries with respect to the Company Business or of Volato or its Subsidiaries with respect to the Volato Business, as applicable.

“Company Associate” means any current employee, independent contractor, officer or director of the Company or any of its Subsidiaries.

“Company Board” means the board of directors of the Company.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock (and for the avoidance of doubt, shall include any securities issued by the Company that are convertible into or exercisable into shares of Company Common Stock in accordance with and subject to the terms of the instrument or agreement relating to such securities).

“Company Capitalization Representations” means the representations and warranties of the Company set forth in Section 3.6(a) and 3.6(d).

“Company Common Shares” means shares of common stock, $0.001 par value per share, of the Company.

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“Company Contract” means any Contract: (a) to which the Company or any of its Subsidiaries is a Party, (b) by which the Company or any of its Subsidiaries is bound or under which the Company or any of its Subsidiaries has any obligation or (c) under which the Company or any of its Subsidiaries has any right or interest.

“Company Employee Plan” means any Employee Plan that the Company or any of its Subsidiaries (i) sponsors, maintains, administers, or contributes to, or (ii) provides benefits under or through, or (iii) has any obligation to contribute to or provide benefits under or through, or (iv) may reasonably be expected to have any Liability, or (v) utilizes to provide benefits to or otherwise cover any current or former employee, officer, director or other service provider of the Company or any of its Subsidiaries (or their spouses, dependents, or beneficiaries).

“Company Exclusively Licensed Intellectual Property” means any and all Company Licensed Intellectual Property that is, or is purported to be, exclusively licensed to the Company, or to which the Company has or purports to have any other exclusive right, but excluding agreements between any of the Company or any Subsidiary thereof and another Subsidiary of the Company.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 3.1(a), 3.1(b), 3.2, 3.3, 3.4 and 3.15.

“Company Inbound License” means any Company Contract pursuant to which the Company is granted any license or obtains any other right or immunity (including any sublicense, option, right of first refusal or other preferential right or covenant not to be sued) under (a) any Intellectual Property of any other Person that is material to the business of the Company taken as a whole (or to the further research, development and commercialization of Company Business as currently planned by Company), in each case, other than (i) agreements between the Company and its employees or consultants, with this exception limited to the extent of the assignment of Intellectual Property created by such individuals to the Company thereunder and (ii) agreements for any Third Party non-customized commercially available object code software licensed to the Company on generally available, standard commercial pricing and other terms for less than $100,000; or (b) any Company Exclusively Licensed Intellectual Property.

“Company Intellectual Property” means (i) any and all Intellectual Property owned or purported to be owned, solely or jointly, by the Company (“Company Owned Intellectual Property”), and (ii) any and all Intellectual Property owned by any other Person and licensed or purported to be licensed to the Company or to which the Company has or purports to have any other right (“Company Licensed Intellectual Property”).

“Company Key Employee” means (i) any executive officer of the Company or any of its Subsidiaries; and (ii) any employee of the Company or any of its Subsidiaries that reports directly to the Company Board.

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“Company Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Company Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company or its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (a) the announcement of this Agreement or the pendency of the Contemplated Transactions, (b) the taking of any action, or the failure to take any action, by the Company that is required to comply with the terms of this Agreement, (c) any natural disaster, calamity or epidemics, pandemics (including COVID-19 and any precautionary or emergency measures, recommendations, protocols or orders taken or issued by any Person in response to COVID-19) or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world or any governmental or other response or reaction to any of the foregoing, (d) any change in GAAP or applicable Law or the interpretation thereof, (e) any change in the cash position of the Company and its Subsidiaries which results from operations in the Ordinary Course of Business, or (f) general economic or political conditions or conditions generally affecting the industries in which the Company and its Subsidiaries operate; except in each case with respect to clauses (c), (d) and (f), to the extent disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate.

“Company Outbound License” means any Company Contract pursuant to which the Company grants any license or any other right or immunity (including any sublicense, option, right of first refusal or other preferential right or covenant not to sue) under any Company Intellectual Property that is material to the business of the Company taken as a whole to any other Person, in each case, other than any (a) outbound non-exclusive license agreements entered into in the ordinary course of business consistent with past practice and where the grants of rights are (i) solely to commercial service providers to perform services for the Company or (ii) incidental to any assays or other materials obtained from third parties under material transfer agreements or other similar contracts, in each case, consistent with industry standard, and (b) agreements between any of the Company or any Subsidiary thereof and another Subsidiary of the Company.

“Company Preferred Stock” means shares of preferred stock, $0.001 par value per share, of the Company.

“Company Business” means the business of the Company involving: (i) development and supply of the U.S. sanctioned value chain of critical metals needed by the U.S. and its free trade partners; (ii) establishing a source of critical minerals from scrap and recycling of metals currently reaching their end of life in their current use; and (iii) creation and management of the Strategic Minerals Reserve in collaboration with the federal government to enable an uninterrupted supply of the most critical minerals and metals.

“Company Triggering Event” shall be deemed to have occurred if: (a) the Company Board or any committee thereof shall have made a Company Board Adverse Recommendation Change or approved, endorsed or recommended any Acquisition Proposal with respect to the Company (other than by Volato or an Affiliate thereof and other than actions made in compliance with Section 5.4), (b) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal with respect to the Company or (c) upon willful and material breach of the Company’s obligations set forth in the first sentence of Section 5.4(a).

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“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the Merger and the other transactions contemplated by this Agreement.

“Contract” means, with respect to any Person, any written agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

“DGCL” means the Delaware Generation Corporation Law.

“Effect” means any effect, change, event, circumstance, or development.

“Employee Plan” means (i) each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) each compensation, severance, termination protection, change in control, transaction bonus, retention or similar contract, plan, program, arrangement, policy or guidelines, and (iii) each other plan, program, arrangement or policy providing for compensation (including variable cash compensation and commissions), bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, tax gross-up, vacation benefits, insurance (including any self-insured arrangement), health, medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits or post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), in each case whether or not written.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, exclusive license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” means the (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any nonprofit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

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“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Entity, any other Person that would be treated as a single employer with such Entity or part of the same “controlled group” as such Entity under Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Authority” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign, supra-national or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority) or (d) self-regulatory organization (including NYSE).

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, order, approval, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law or (b) right under any Contract with any Governmental Authority.

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

“HSR Act” means the U.S. Hart Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means any and all intellectual property or proprietary rights of any kind or nature throughout the world, including all (i) patents and patent applications, including all provisionals, nonprovisionals, continuations, continuations-in-part, divisionals, reissues, extensions, re-examinations, and substitutions thereof and the equivalents of any of the foregoing in any jurisdiction, and all inventions disclosed in each such patent or patent application (collectively, “Patents”); (ii) trade names, trade dress, logos, slogans, Internet domain names, registered and unregistered trademarks and service marks, and related registrations and applications for registration of any of the foregoing, and all goodwill associated with any of the foregoing (collectively, “Marks”); (iii) copyrights in both published and unpublished works, including all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications (collectively, “Copyrights”); (iv) trade secrets, know-how, inventions and confidential information, including manufacturing information, methods and processes, assays, materials, engineering and other manuals and drawings, operating procedures, regulatory, quality assurance, quality control and similar data and information (collectively, “Trade Secrets”); (v) rights of privacy or publicity; (vi) rights in software, data and databases, and industrial property rights; (vii) embodiments of any of the foregoing, and (viii) rights to assert, claim, enforce or sue and collect damages or seek other remedies for any past, present or future infringement, misappropriation or other violation of any of the foregoing.

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“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of such individual’s employment responsibilities. Any Person that is an Entity shall have Knowledge if any executive officer or director of such Person as of the date such knowledge is imputed has or should reasonably be expected to have Knowledge of such fact or other matter. With respect to any matters relating to Intellectual Property, such awareness or reasonable expectation to have knowledge does not require any such individual to conduct or have conducted or obtain or have obtained any freedom to operate opinions of counsel or any Intellectual Property rights clearance searches.

“Law” means any federal, state, national, supra-national, foreign, local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (including under the authority of NYSE or the Financial Industry Regulatory Authority). For the avoidance of doubt, the term “Law” includes any and all Environmental Laws and Privacy Laws.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Lock-Up Period” means the period beginning from the date of this Agreement until the Closing Date, both dates inclusive.

“Merger Consideration” means for each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time, the number of shares of Volato Common Stock to be issued in exchange for such share of Company Common Stock in accordance with Section 2.5, such that for all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and exchangeable for shares of Volato Common Stock in accordance with Section 2.5, such number of shares, which number is subject to adjustments mutually agreed by Volato and the Company, to be issued in exchange for all such shares of Company Common Stock, representing 85% of the Volato Capital Stock on an as converted and fully diluted basis at the Closing. For the avoidance of doubt, such shares of Volato Common Stock used for calculating the Merger Consideration shall not include the shares of Volato Common Stock issuable upon exercise of the Volato Warrants outstanding as of the Effective Time, but shall include the shares of Volato Common Stock issuable upon exercise of the Volato Options outstanding as of the Effective Time.

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“Merger Sub Board” means the board of directors of Merger Sub.

“NYSE” means the New York Stock Exchange American.

“NRS” means the Nevada Revised Statutes.

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of (that is binding on a Party), or any plea agreement, corporate integrity agreement, resolution agreement or deferred prosecution agreement with, or any settlement under the jurisdiction of, any court or Governmental Authority.

“Ordinary Course of Business” means, in the case of each of the Company and Volato, such actions taken in the ordinary course of its normal operations and consistent with its past practices, as applicable.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Party” or “Parties” means the Company, Merger Sub and Volato.

“Permitted Alternative Agreement” means a definitive agreement that contemplates or otherwise relates to an Acquisition Transaction that constitutes a Superior Offer.

“Permitted Encumbrance” means (a) any statutory liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith by the appropriate proceedings and for which adequate reserves have been made on the Company Financial Statements or the Volato Financial Statements, as applicable, in accordance with GAAP, (b) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company or Volato, as applicable, (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law, (e) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and (f) liens arising under applicable securities Law.

“Person” means any individual, Entity or Governmental Authority.

“Personal Information” means data and information concerning an identifiable natural person that are subject to regulation by the Privacy Laws.

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“Privacy Laws” mean, collectively, (i) all applicable Laws relating to data privacy, data protection, data security, trans-border data flow, data loss, data theft or breach notification with respect to the collection, handling, use, processing, maintenance, storage, disclosure or transfer of Personal Information enacted, adopted, promulgated or applied by any Governmental Authority, including the applicable legally binding requirements set forth in applicable regulations and agreements containing consent orders published by regulatory authorities of competent jurisdiction such as, as applicable, the U.S. Federal Trade Commission, U.S. Federal Communications Commission, and state data protection authorities; (ii) the internal privacy policy of the Company and any public statements that the Company has made regarding its privacy policies and practices; (iii) third party privacy policies with which the Company has been or is contractually obligated to comply; and (iv) any applicable rules of any applicable self-regulatory organizations in which the Company is or has been a member and/or with which the Company is or has been contractually obligated to comply relating to data privacy, data protection, data security, trans-border data flow, data loss, data theft or breach notification with respect to the collection, handling, use, processing, maintenance, storage, disclosure or transfer of Personal Information.

“Representatives” means directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Sanctioned Country” means any country or region subject to economic sanctions or trade restrictions of the United States that broadly prohibit or restrict dealings with such country or region (currently including Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, and the so-called Donetsk People’s Republic and Luhansk People’s Republic regions in Ukraine).

“Sanctioned Person” means any Person subject to economic sanctions, trade restrictions or similar restrictions under any Sanctions Laws, including (a) any Person identified in any sanctions list maintained by the U.S. government, including (i) the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”), (ii) the U.S. Department of Commerce, Bureau of Industry and Security, and (iii) the U.S. Department of State; (b) any Person located, organized or resident in, or a government instrumentality of, any Sanctioned Country; and (c) any Person directly or indirectly owned fifty percent (50%) or more by, or acting for the benefit or on behalf of, a Person described in the Specially Designated Nationals and Blocked Persons list maintained by OFAC or the foregoing clause (b).

“Sanctions Laws” means all applicable Laws concerning embargoes, economic sanctions, export or import controls or restrictions, the ability to make or receive international payments, the ability to export items (including hardware, software, or technology) and/or services, the ability to engage in international transactions, or the ability to take an ownership interest in assets located in a foreign country, including those administered by OFAC, the Bureau of Industry and Security of the U.S. Department of Commerce, the U.S. Department of State, and any other similar Laws of any other jurisdiction.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Specified Time” means the time that is immediately prior to the Effective Time.

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“Subsidiary” means, with respect to an Entity, a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Superior Offer” means an unsolicited bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Transaction being treated as references to 70% for these purposes) that: (a) was not obtained or made as a result of a breach of (or a violation of) Section 5.4(a) by Volato, (b) is on terms and conditions that the Volato Board or the Company Board, as applicable (or any committee thereof) determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof and the financing terms thereof), as well as any binding written offer by the other Party to the Agreement to amend the terms of this Agreement, and following consultation with its outside legal counsel and financial advisors, if any, it deems are more favorable, from a financial point of view, to Volato’s stockholders or the Company’s stockholders, as applicable, than the terms of the Contemplated Transactions, (c) is not subject to any debt financing conditions (and if debt financing is required, such financing is then fully committed to the third party) and (d) is reasonably capable of being completed on the terms proposed.

“Tax” means any U.S. federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, employment tax, unemployment tax, national health insurance tax, environmental tax, excise tax, ad valorem tax, transfer tax, conveyance tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, social security tax, customs duty, licenses tax, alternative or add-on minimum or other tax or similar charge, duty, levy, fee, tariff, impost, obligation or assessment in the nature of a tax (whether imposed directly or through withholding and whether or not disputed), and including any fine, penalty, addition to tax, interest or additional amount imposed by a Governmental Authority with respect thereto (or attributable to the nonpayment thereof).

“Tax Return” means any return (including any information return), report, statement, declaration, claim of refund, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed or required to be filed with any Governmental Authority (or provided to a payee) in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

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“Transaction Expenses” means, with respect to Volato, and solely to the extent remaining unpaid at the Net Debt Determination Time, the aggregate amount (without duplication) of all costs, fees and expenses incurred by Volato or any of its Subsidiaries (including Merger Sub), or for which Volato or any of its Subsidiaries are liable in connection with the Contemplated Transactions and the negotiation, preparation and execution of this Agreement or any other agreement, document, instrument, filing, certificate, schedule, exhibit, letter or other document prepared or executed in connection with the Contemplated Transactions, including (a) any fees and expenses of legal counsel and accountants, fees and expenses reasonably expected to be payable to financial advisors, investment bankers, brokers, consultants, tax advisors, transfer agents, proxy solicitor and other advisors of Volato in connection with the Contemplated Transactions; (b) the fees paid to the SEC in connection with filing the Registration Statement, the Proxy Statement, and any amendments and supplements thereto, with the SEC; (c) the fees and expenses in connection with the printing, mailing and distribution of the Registration Statement and any amendments and supplements thereto; and (d) any bonus, severance, change-in-control payments or similar payment obligations (including payments with “single-trigger” provisions triggered at and as of the Closing) in effect as of the Closing that are, become, or may become due or payable to any director, officer, employee or consultant of Volato in connection with, or following, the consummation of the Contemplated Transactions, including the employer portion of any employment, payroll or similar Taxes with respect to such compensation; provided, that, Transaction Expenses shall not include any Costs associated with the obtainment of directors and officers insurance pursuant to Section 6.8.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“Volato Associate” means any current or former employee, independent contractor, officer or director of Volato or any of its Subsidiaries.

“Volato Board” means the board of directors of Volato.

“Volato Business” means the business of Volato involving: (i) Volato’s aircraft ownership program, including deposit products, charter flights, and aircraft management services; (ii) Volato’s proprietary software, products and applications, namely “Mission Control” and “Vaunt”; (iii) Volato’s patent-pending technology that advances how aircraft generate revenue by repurposing underutilized aircraft resources for cryptocurrency mining; and (iv) Volato’s opportunity zone private equity fund.

“Volato Capital Stock” means the Volato Common Stock and the Volato Preferred Stock, and for the avoidance of doubt, shall include any securities issued by Volato that are convertible into or exercisable into shares of Volato Common Stock.

“Volato Capitalization Representations” means the representations and warranties of Volato and Merger Sub set forth in Sections 4.6(a) and 4.6(d).

“Volato Closing Price” means the volume weighted average closing trading price of a share of Volato Common Stock on NYSE for the five (5) consecutive trading days ending three (3) trading days immediately prior to the date of the public announcement of this Agreement.

“Volato Common Stock” means the Class A common stock, $0.0001 par value per share, of Volato.

“Volato Contract” means any Contract: (a) to which Volato is a party, (b) by which Volato or any Volato Intellectual Property or any other asset of Volato is bound or under which Volato has any obligation or (c) under which Volato has or may acquire any right or interest.

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“Volato Employee Plan” means any Employee Plan that Volato or any of its Subsidiaries (i) sponsors, maintains, administers, or contributes to, or (ii) provides benefits under or through, or (iii) has any obligation to contribute to or provide benefits under or through, or (iv) may reasonably be expected to have any Liability, or (v) utilizes to provide benefits to or otherwise cover any current or former employee, officer, director or other service provider of Volato or any of its Subsidiaries (or their spouses, dependents, or beneficiaries).

“Volato Fundamental Representations” means the representations and warranties of Volato and Merger Sub set forth in Sections 4.1(a), 4.1(b), 4.2, 4.3, and 4.4.

“Volato Inbound License” means any Volato Contract pursuant to which the Volato is granted any license or obtains any other right or immunity (including any sublicense, option, right of first refusal or other preferential right or covenant not to be sued) under (a) any Intellectual Property of any other Person that is material to the business of the Volato taken as a whole (or to the further research, development and commercialization of Volato Business as currently planned by Volato), in each case, other than (i) agreements between the Volato and its employees or consultants, with this exception limited to the extent of the assignment of Intellectual Property created by such individuals to Volato thereunder and (ii) agreements for any Third Party non-customized commercially available object code software licensed to Volato on generally available, standard commercial pricing and other terms for less than $100,000; or (b) any Company Exclusively Licensed Intellectual Property.

“Volato Intellectual Property” means (i) any and all Intellectual Property owned or purported to be owned, solely or jointly, by Volato (“Volato Owned Intellectual Property”), and (ii) any and all Intellectual Property owned by any other Person and licensed or purported to be licensed to Volato or to which Volato has or purports to have any other right (“Volato Licensed Intellectual Property”).

“Volato Key Employee” means (i) an executive officer of Volato; and (ii) any employee of Volato that reports directly to the Volato Board or to an executive officer of Volato.

“Volato Preferred Stock” means the preferred stock, $0.0001 par value per share, of Volato.

“Volato Private Placement Warrants” means the private placement warrants of Volato, with each warrant exercisable for one share of Volato Common Stock at a price of $287.50 per share and expiring on December 1, 2028.

“Volato Public Warrants” means the public warrants of Volato, with each warrant exercisable for one share of Volato Common Stock at a price of $287.50 per share and expiring on December 1, 2028.

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“Volato Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Volato Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Volato or any of its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been an Volato Material Adverse Effect: (a) the announcement of this Agreement or the pendency of the Contemplated Transactions, (b) any change in the stock price or trading volume of Volato Common Stock (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of Volato Common Stock may be taken into account in determining whether an Volato Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition), (c) the taking of any action, or the failure to take any action, by Volato that is required to comply with the terms of this Agreement, (d) any natural disaster, calamity or epidemics, pandemics (including COVID-19 and any precautionary or emergency measures, recommendations, protocols or orders taken or issued by any Person in response to COVID-19) or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world, or any governmental or other response or reaction to any of the foregoing, (e) any change in GAAP or applicable Law or the interpretation thereof, (f) general economic or political conditions or conditions generally affecting the industries in which Volato or any of its Subsidiaries operates (other than to the extent contemplated by the succeeding clause (g)), (g) any government shutdown or slowdown, or (h) any change in the cash position of Volato and its Subsidiaries which results from operations in the Ordinary Course of Business; except, in each case with respect to clauses (d), (e) and (f), to the extent materially and disproportionately affecting Volato and any its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Volato or any of its Subsidiaries operates.

“Volato Net Debt” means Volato’s total liabilities as of immediately prior to the Closing and determined in accordance with GAAP, in a manner consistent with the manner in which such items were historically determined and in accordance with Volato Financial Statements.

“Volato Options” means options to purchase shares of Volato Common Stock granted by Volato whether or not granted pursuant to any Volato Stock Plans.

“Volato Outbound License” means any Volato Contract pursuant to which Volato grants any license or any other right or immunity (including any sublicense, option, right of first refusal or other preferential right or covenant not to sue) under any Volato Intellectual Property that is material to the business of Volato taken as a whole to any other Person, in each case, other than any (a) outbound non-exclusive license agreements entered into in the ordinary course of business consistent with past practice and where the grants of rights are (i) solely to commercial service providers to perform services for Volato or (ii) incidental to any assays or other materials obtained from third parties under material transfer agreements or other similar contracts, in each case, consistent with industry standard, and (b) agreements between any of Volato or any Subsidiary thereof and another Subsidiary of Volato.

“Volato Triggering Event” shall be deemed to have occurred if: (a) Volato shall have failed to include in the Proxy Statement the Volato Board Recommendation, (b)(i) the Volato Board or any committee thereof shall have made an Volato Board Adverse Recommendation Change or (ii) the Volato Board or any committee thereof shall have approved, endorsed or recommended any Acquisition Proposal with respect to an acquisition of Volato (other than by the Company or an Affiliate thereof and other than actions made in compliance with Section 5.4 and Section 6.3 (except for an Volato Board Adverse Recommendation Change)), (c) Volato shall have entered into any letter of intent or similar document or any similar Contract relating to any Acquisition Proposal or (d) upon willful and material breach of Volato’s obligations set forth in the first sentence of Section 5.4(a).

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“Volato Warrants” means the Volato Private Placement Warrants and the Volato Public Warrants.

(b)	Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Agreement	Preamble

Capitalization Date	4.6(a)

Net Debt Determination Time	2.11(a)

Articles of Merger	2.3

Certifications	3.7(a), 4.7(a)

Closing	2.3

Closing Date	2.3

Company	Preamble

Company Disclosure Schedule	3

Company Financial Statements	3.7(b)

Company Material Contract	3.13(c)

Company Stockholder Written Consents	6.2(a)

Company Real Estate Leases	3.11

D&O Parties	6.8(a)

Effective Time	2.3

Exchange Agent	2.8

GAAP	1.2

Liability	3.9

Merger	Recitals

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Term	Section

Merger Sub	Preamble

Post-Closing Welfare Plan	6.6(b)

Privacy Policies	3.22

Proxy Statement	6.1(a)

Required Company Stockholder Vote	3.4

Volato	Preamble

Volato Board Recommendation	6.3(b)

Volato Consenting Shareholders	Preamble

Volato Disclosure Schedule	4

Volato Financial Statements	4.7(b)

Volato Grant Date	4.6(f)

Volato Material Contract	4.13(c)

Volato Net Debt Schedule	2.11(a)

Volato Real Estate Leases	4.11

Volato SEC Documents	4.7(a)

Volato Stock Plan	4.6(c)

Volato Stockholder Matters	Recitals

Volato Stockholder Meeting	6.3

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1.2. Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections, Exhibits and Schedules are to Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine gender. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “or” is not exclusive. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute and to the rules and regulations promulgated thereunder, in each case as amended, modified, re-enacted thereof, substituted, from time to time. References to “$” and “dollars” are to the currency of the United States. All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with United States generally accepted accounting principles (“GAAP”) unless otherwise expressly specified. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of “Business Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the Eastern time zone of the United States. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement. The Parties agree that the Company Disclosure Schedule or Volato Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Section 3 or Section 4, respectively. The disclosures in any section or subsection of the Company Disclosure Schedule or the Volato Disclosure Schedule shall qualify other sections and subsections in Section 3 or Section 4, respectively, to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The words “delivered” or “made available” mean, with respect to any documentation, (a) that prior to 5:00 p.m. (New York City time) on the date that is the day prior to the date of this Agreement, a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party for the purposes of the Contemplated Transactions or (b) delivered by or on behalf of a Party or its Representatives to the other Party or its Representatives via electronic mail or in hard copy form prior to the execution of this Agreement.

Section 2. Description of Transaction.

2.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

2.2. Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the NRS. As a result of the Merger, the Company will become a wholly-owned subsidiary of Volato.

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2.3. Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 10.1, and subject to the satisfaction or waiver of the conditions set forth in Section 7, Section 8 and Section 9, the consummation of the Merger (the “Closing”) shall take place remotely, as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 7, Section 8 and Section 9, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Volato and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Nevada the articles of merger with respect to the Merger, satisfying the applicable requirements of the NRS and in form and substance as agreed to by the Parties (the “Articles of Merger”). The Merger shall become effective at the time of the filing of such Articles of Merger with the Secretary of State of the State of Nevada or at such later time as may be specified in such Certificate of Merger with the consent of Volato and the Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

2.4. Organizational Documents; Directors and Officers. At the Effective Time:

(a) the certificate of incorporation of Volato shall be identical to the certificate of incorporation of Volato immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such certificate of incorporation; provided, however, that at the Effective Time, Volato shall file an amendment to its certificate of incorporation to (i) change the name of Volato to a name to be determined by the Company, and (ii) make such other changes as are mutually agreeable to Volato and the Company;

(b) the Articles of Incorporation and Bylaws of the Company, as in effect immediately prior to the Effective Time, shall become the Articles of Incorporation and Bylaws of the Surviving Corporation, except for the name of the Surviving Corporation in such Articles of Incorporation and Bylaws shall be amended to be a name to be determined by the Company;

(c) the directors and officers of Volato, each to hold office in accordance with the certificate of incorporation and bylaws of Volato, shall be as set forth in Section 6.13(a);

(d) the directors and officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of Merger Sub, shall be as set forth in Section 6.13(b); and

2.5. Conversion of Company Equity Securities.

(a) At the Effective Time, subject to Section 2.5(c), by virtue of the Merger and without any further action on the part of Volato, Merger Sub, the Company or any stockholder of the Company or Volato, each share of Company Capital Stock outstanding immediately prior to the Effective Time shall be converted solely into the right to receive the Merger Consideration. Each share of Company Capital Stock converted into the right to receive the Merger Consideration pursuant to this Section 2.5(a) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist at the Effective Time, and each holder of each such share of Company Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive the Merger Consideration into which each such share of Company Common Stock shall have been converted in the Merger.

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(b) In accordance with the terms of the Company Preferred Stock, immediately prior to the Effective Time, each share of the issued and outstanding shares of Company Preferred Stock shall convert into one share of Company Common Stock, and be included as outstanding shares of Company Common Stock immediately prior to the Effective Time for purposes of Section 2.5(a).

(c) No fractional shares of Volato Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Capital Stock who would otherwise be entitled to receive a fraction of a share of Volato Common Stock (after aggregating all fractional shares of Volato Common Stock issuable to such holder) shall receive from Volato, in lieu of such fractional share and upon surrender by such holder of a letter of transmittal in accordance with Section 2.8 and any accompanying documents as required therein: (i) one share of Volato Common Stock if the aggregate amount of fractional shares of Volato Common Stock such holder of Company Capital Stock would otherwise be entitled to is equal to or exceeds 0.50; or (ii) no shares of Volato Common Stock if the aggregate amount of fractional shares of Volato Common Stock such holder of Company Capital Stock would otherwise be entitled to is less than 0.50, with no cash being paid for any fractional share eliminated by such rounding.

(d) Merger Sub Shares. Each share, no par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable ordinary share, no par value per share, of the Surviving Corporation. Each book entry share of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

(e) If, between the date of this Agreement and the Effective Time, the outstanding Company Capital Stock or Volato Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change, the Exchange Ratio shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of Company Capital Stock, and Volato Common Stock with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit the Company or Volato to take any action with respect to Company Capital Stock or Volato Common Stock, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.

2.6. Satisfaction of Rights. All securities issued upon the surrender of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities; provided, that any restrictions on the sale and transfer of Company common Stock shall also apply to Volato Common Stock so issued in exchange.

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2.7. Reserved.

2.8. Closing of the Company’s Transfer Books. At the Effective Time: (a) all Company Capital Stock outstanding immediately prior to the Effective Time shall be treated in accordance with Section 2.5(a), and all holders of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, other than the right to receive the Merger Consideration pursuant to Section 2.5, and (b) the stock transfer books of the Company shall be closed with respect to all Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such Company Capital Stock shall be made on such stock transfer books after the Effective Time.

2.9. Exchange Agent.

(a) The Parties agree to retain the transfer agent currently appointed by Volato, namely Continental Stock Transfer & Trust Company to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, Volato shall deposit with the Exchange Agent evidence of book-entry shares representing the shares of Volato Common Stock issuable pursuant to Section 2.5(a) in exchange for Company Common Stock.

(b) Promptly after the Effective Time, the Parties shall cause the Exchange Agent to transmit to the Persons who were record holders of shares of Company Common Stock that were converted into the right to receive the Merger Consideration: (i) a letter of transmittal in customary form and containing such provisions as Volato may reasonably specify and (ii) instructions for effecting the surrender of uncertificated shares of Company Common Stock, in exchange for book-entry shares of Volato Common Stock. Upon reasonable evidence of the ownership of uncertificated Company Common Stock to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Volato, the holder of uncertificated shares of Company Common Stock shall be entitled to receive in exchange therefor book-entry shares representing the Merger Consideration (in a number of whole shares of Volato Common Stock) that such holder has the right to receive pursuant to the provisions of Section 2.5(a). Until surrendered as contemplated by this Section 2.9(b), uncertificated shares of Company Common Stock shall be deemed, from and after the Effective Time, to represent only the right to receive book-entry shares of Volato Common Stock representing the Merger Consideration.

2.10. Reserved.

2.11. Calculation of Volato Net Debt.

(a) No later than five (5) Business Days before the Closing Date, Volato will deliver to the Company a schedule (the “Volato Net Debt Schedule”) setting forth, in reasonable detail, Volato’s good faith, estimated calculation of Volato Net Debt (the “Volato Net Debt Calculation”) as of as of 11:59 p.m. on the last Business Day prior to the Anticipated Closing Date (the “Net Debt Determination Time”) prepared and certified by Volato’s chief financial officer (or if there is no chief financial officer at such time, the principal financial and accounting officer for Volato). Volato shall make available to the Company (electronically to the greatest extent possible), as reasonably requested by the Company, the work papers and back-up materials used in preparing the Volato Net Debt Schedule and, if reasonably requested by the Company, Volato’s accountants at reasonable times and upon reasonable notice.

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(b) No later than three (3) Business Days after the Net Debt Determination Time (the last day of such period, the “Response Date”), the Company shall have the right to dispute any part of the Volato Net Debt Calculation by delivering a written notice to that effect to Volato (a “Debt Dispute Notice”). Any Dispute Notice shall identify in reasonable detail and to the extent known the nature and amounts of any proposed revisions to the Volato Net Debt Calculation and will be accompanied by reasonably detailed materials supporting the basis for such revisions.

(c) If, on or prior to the Response Date, the Company notifies Volato in writing that it has no objections to the Volato Net Debt Calculation or, if on the Response Date, the Company fails to deliver a Dispute Notice as provided in Section 2.11 (b), then the Volato Net Debt Calculation as set forth in the Volato Net Debt Calculation shall be deemed to have been finally determined for purposes of this Agreement and to represent the Volato Net Debt Calculation at the Net Debt Determination Time for purposes of this Agreement.

(d) If the Company delivers a Dispute Notice on or prior to the Response Date, then Representatives of Volato and the Company shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Volato Closing Maximum Debt, which agreed upon the Volato Closing Maximum Debt amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Volato Closing Maximum Debt at the Net Debt Determination Time for purposes of this Agreement.

(e) If Representatives of Volato and the Company are unable to negotiate an agreed-upon determination of Volato Closing Maximum Debt as of the Net Debt Determination Time pursuant to Section 2.8(d) within three (3) days after delivery of the Dispute Notice (or such other period as Volato and the Company may mutually agree upon), then any remaining disagreements as to the calculation of Volato Closing Maximum Debt shall be referred to an independent auditor of recognized national standing jointly selected by Volato and the Company. If the parties are unable to select an independent auditor within five (5) days, then either Volato or the Company may thereafter request that the New York City Office of the International Centre for Dispute Resolution of the American Arbitration Association (“AAA”) make such selection (either the independent auditor jointly selected by both parties or such independent auditor selected by the AAA, the “Accounting Firm”). Volato and the Company shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Volato Debt Schedule and the Dispute Notice, and Volato and the Company shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within five (5) Business Days of accepting its selection. Volato and the Company shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of Volato and the Company. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Volato Closing Maximum Debt made by the Accounting Firm shall be made in writing delivered to each of Volato and the Company, shall be final and binding on Volato and the Company and shall (absent manifest error) be deemed to have been finally determined for purposes of this Agreement and to represent the Volato Closing Maximum Debt at the Net Debt Determination Time for purposes of this Agreement. The Parties shall delay the Closing until the resolution of the matters described in this Section 2.11(e). The fees and expenses of the Accounting Firm shall be allocated between Volato and the Company in the same proportion that the disputed amount of the Volato Closing Maximum Debt that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Volato Net Debt amount. If this Section 2.11(e) applies as to the determination of the Volato Closing Maximum Debt at the Net Debt Determination Time, upon resolution of the matter in accordance with this Section 2.11(e), the Parties shall not be required to determine Volato Closing Maximum Debt again even though the Closing may occur later than the Anticipated Closing Date, except that either Volato and the Company may request a redetermination of Volato Closing Maximum Debt if the Closing Date is more than thirty (30) days after the Anticipated Closing Date.

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2.12. Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of the Company, in the name of Merger Sub, in the name of the Surviving Corporation and otherwise) to take such action.

2.13. Intended Tax Treatment. The Parties acknowledge and agree that, for U.S. federal (and applicable state and local) income Tax purposes, (i) the Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder to which Volato and the Company are parties under Section 368(b) of the Code, and (ii) this Agreement constitutes, and the Parties hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3 for purposes of Sections 354, 361 and 368 of the Code (collectively, the “Intended Tax Treatment”).

2.14. Withholding. Each of the Exchange Agent, Volato and the Surviving Corporation, as applicable, shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement to any Person such amounts as it is required to deduct or withhold from such consideration under applicable Law. To the extent such amounts are so deducted or withheld and remitted to the appropriate Governmental Authority in accordance with applicable Law, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.15. Appraisal Rights

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Company Capital Stock in accordance with the NRS (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration described in Section 2.5 attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Capital Stock held by them in accordance with the NRS, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the NRS. All Dissenting Shares held by stockholders who shall have failed to perfect or shall have effectively withdrawn or lost their right to appraisal of such shares of Company Capital Stock under the NRS (whether occurring before, at or after the Effective Time) shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest, attributable to such Dissenting Shares upon their surrender in the manner provided in Sections 2.6 and 2.9.

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(b) The Company shall give Volato prompt written notice of any demands by dissenting stockholders received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands, and Volato shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with Volato’s prior written consent, not to be unreasonably withheld, delayed or conditioned, make any payment with respect to, or settle or offer to settle, any such demands, or approve any withdrawal of any such demands or agree to do any of the foregoing.

Section 3. Representations and Warranties of the Company.

Except (i) as set forth in the confidential written disclosure schedule delivered by Company to Volato (the “Company Disclosure Schedule”) or (ii) as disclosed in the Company SEC Documents filed with the SEC prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval (EDGAR) system (but (A) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (B) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), it being understood that any matter disclosed in the Company SEC Documents shall be deemed to be disclosed in a section of the Company Disclosure Schedule only if it is reasonably apparent from a reading of such Company SEC Documents that it would be applicable to such section or subsection of the Company Disclosure Schedule, the Company represents and warrants to Volato as follows:

3.1. Due Organization; Subsidiaries.

(a) Each of the Company and its Subsidiaries is a corporation or other legal entity duly incorporated or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations in all material respects under all Contracts by which it is bound. Section 3.1(a) of the Company Disclosure Schedule sets forth an accurate and complete list of Subsidiaries of the Company and the respective equity ownership held by the Company in each Subsidiary.

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(b) Each of the Company and its Subsidiaries is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business in the manner in which its business is currently being conducted requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.

(c) Except as set forth on Section 3.1(a) of the Company Disclosure Schedule, the Company has no Subsidiaries and the Company does not own any capital stock or membership interests of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other Entity. The Company is not and has never otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. The Company has not agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. The Company has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

3.2. Organizational Documents. The Company has delivered to Volato accurate and complete copies of the Organizational Documents of the Company. The Company is not in breach or violation of its Organizational Documents in any material respect.

3.3. Authority; Binding Nature of Agreement. Subject to obtaining the Required Company Stockholder Vote, the Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions that are contemplated to be consummated by it. The Company Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by Volato and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

3.4. Vote Required. The written consent or affirmative vote of a majority of shares of Company Common Stock are the only votes of the holders of any class or series of Company Capital Stock necessary to adopt and approve this Agreement and approve the Contemplated Transactions (collectively, the “Required Company Stockholder Vote”).

3.5. Non-Contravention; Consents.

(a) Subject to obtaining the Required Company Stockholder Vote, compliance with any applicable requirement of the HSR Act (if applicable) and the filing of the Articles of Merger required by the NRS, neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of any of the provisions of the Company’s Organizational Documents;

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(ii) contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order by which the Company, or any of the assets owned or used by the Company, is subject;

(iii) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company;

(iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Company Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract, (C) accelerate the maturity or performance of any Company Material Contract or (D) cancel, terminate or modify any term of any Company Material Contract, except in the case of any nonmaterial breach, default, penalty or modification, except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(v) result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of the Company or any of its Subsidiaries, except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except for (i) the Required Company Stockholder Vote, (ii) the filing of the Articles of Merger with Secretary of State in the State of Nevada pursuant to the NRS, (iii) compliance with any applicable requirements of the HSR Act (if applicable), and (iv) such consents, waivers, approvals, orders authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, the Company was not, is not, nor will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions (in each case except under Company Contracts that are not Company Material Contracts, and in the case of such filings, notices or Consents under Company Material Contracts, except as the failure to make such filing, give such notice or obtain such Consent would not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect).

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(c) No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the Contemplated Transactions.

3.6. Capitalization.

(a) The authorized capital stock of the Company consists of (i) 1,000,000,000 shares of Company Common Stock of which 678,914,029 shares have been issued and are outstanding as of July 9, 2025 and (ii) 100,000 shares of Company Preferred Stock, of which 100,000 shares have been issued and are outstanding as of July 9, 2025.

(b) All of the outstanding Company Capital Stock as set out in Section 3.6(a) have been duly authorized and validly issued, and are fully paid and nonassessable and are free of any Encumbrances other than Encumbrances set forth in the Organizational Documents or under applicable securities Laws. Except as set forth on Section 3.6(b) of the Company Disclosure Schedule, none of the outstanding Company Capital Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding Company Capital Stock is subject to any right of first refusal in favor of the Company. Except as contemplated herein, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Company Capital Stock. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Company Capital Stock or other securities. Section 3.6(b) of the Company Disclosure Schedule accurately and completely lists all repurchase rights held by the Company with respect to Company Capital Stock (including shares issued pursuant to the exercise of options) and specifies which of those repurchase rights are currently exercisable.

(c) Except as set forth on Section 3.6(c) of the Company Disclosure Schedule, the Company does not have any option plan or any other plan, program, agreement or arrangement providing for an equity-based compensation for any Person.

(d) Except as provided in Section 3.6(d) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any Company Capital Stock or other securities of the Company, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company, (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company is or may become obligated to sell or otherwise issue any Company Capital Stock or any other securities (iv) condition or circumstance that could be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company, (v) outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.

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(e) All outstanding Company Capital Stock and other securities of the Company have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.

(f) The Company Capital Stock are uncertificated.

3.7. SEC Filings; Financial Statements.

(a) All reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by Company with the SEC since May 16, 2023 and to the Knowledge of the Company, between June 30, 2022 and May 16, 2023, (the “Company SEC Documents”) have been filed or furnished with the SEC on a timely basis (subject to extensions pursuant to Exchange Act Rule 12b-25). As of their respective dates, or, if amended prior to the date of this Agreement, as of the date of (and giving effect to) the last such amendment: (i) each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be); and (ii) no Company SEC Document contained when filed or furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Company SEC Documents (collectively, the “Certifications”) were, as of their respective dates and in all material respects, accurate and complete and complied as to form and content with all applicable Laws.

(b) The financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents (the “Company Financial Statements”): (i) complied as to form in all material respects with the Securities Act and the Exchange Act, as applicable, and the published rules and regulations of the SEC applicable thereto as in effect at the time of such filing; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act); and (iii) fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Company and its Subsidiaries for the periods covered thereby (subject, in the case of the unaudited financial statements, to the absence of footnotes and normal year-end audit adjustments that are not individually or in the aggregate material). No financial statements of any Person other than Company and its Subsidiaries are required by GAAP to be included in the consolidated financial statements of Company.

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(c) Company’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act), (ii) “independent” with respect to Company within the meaning of Regulation S-X under the Exchange Act and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(d) The Company has not received any comment letter from the SEC or the staff thereof or any correspondence from OTC or the staff thereof relating to the delisting or maintenance of listing of the Company Common Stock on OTC. The Company has not disclosed any unresolved comments in the Company SEC Documents.

(e) There have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of Company, the Company Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(f) Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act, the Exchange Act and the applicable listing and governance rules and regulations of OTC.

(g) Company maintains, and has maintained, a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act), which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Company Board; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Company and its Subsidiaries that could have a material effect on Company’s financial statements. Neither Company nor Company’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of the internal control over financial reporting utilized by Company, which is reasonably likely to adversely affect Company’s ability to record, process, summarize and report financial information; or (B) any fraud, whether or not material, that involves the management or other employees of Company who have a significant role in Company’s internal control over financial reporting. Company maintains disclosure controls and procedures (as defined by Rule 13a-15(e) or 15d-15(e) under the Exchange Act) that are reasonably designed to ensure that all information required to be disclosed in Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to Company’s management as appropriate to allow timely decisions regarding required disclosure. The principal executive officer and the principal financial officer of Company have made all certifications required by the Exchange Act and the Sarbanes-Oxley Act. Company is in compliance in all material respects with all current listing and corporate governance requirements of OTC.

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(h) None of Company or any of its Subsidiaries has effected, entered into or created, or has any commitment to effect, enter into or create, any securitization transaction or “off-balance sheet arrangement” (as defined in Section 2.03 of Form 8-K under the Exchange Act).

(i) (i) As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. (i) None of the Company SEC Documents is the subject of ongoing SEC review and (ii) there are no material inquiries or investigations by the SEC or any internal investigations pending or threatened in writing regarding any accounting practices of Company.

(j) Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), none of Company or any of its Subsidiaries has made or permitted to remain outstanding any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Company.

3.8. Absence of Changes. Except as set forth on Section 3.8 of the Company Disclosure Schedule, between November 30, 2024 and the date of this Agreement, the Company has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Company Material Adverse Effect or (b) action, event or occurrence that would have required consent of Volato pursuant to Section 5.2(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

3.9. Absence of Undisclosed Liabilities. The Company and its Subsidiaries do not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or otherwise (each a “Liability”), in each case, of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for (i) Liabilities or obligations specifically disclosed, reflected or reserved against in the Company Financial Statements; (ii) Liabilities incurred in the Ordinary Course of Business since the date of the Company Financial Statements; (iii) Liabilities to perform under Contracts entered into by the Company or its subsidiaries; (iv) Liabilities incurred in connection with the Contemplated Transactions; and (v) Liabilities that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.10. Title to Assets. The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Company Financial Statements and (b) all other tangible assets reflected in the books and records of the Company as being owned by the Company. All of such assets are owned or, in the case of leased assets, leased by the Company free and clear of any Encumbrances, other than Permitted Encumbrances.

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3.11. Real Property; Leasehold. Except as set forth under Section 3.11 of the Company Disclosure Schedule, the Company does not own and has never owned any real property. The Company has made available to Volato (a) an accurate and complete list of all real properties with respect to which the Company directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by the Company and (b) copies of all leases under which any such real property is possessed (the “Company Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder.

3.12. Intellectual Property.

(a) Section 3.12(a) of the Company Disclosure Schedule contains a true and complete list of all issued Patents, Marks and Copyrights included in the Company Intellectual Property that are issued by, registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world (such registrations and applications, the “Company Registered IP”), including, with respect to each such item, (i) the jurisdiction of application/registration, (ii) the application or registration number, (iii) the date of filing, or issuance or registration, and (iv) the record owner or owners, for each such item. Each material item of Company Registered IP, except for Patents, is subsisting, valid and enforceable. With respect to Patents, each material item of Company Registered IP is subsisting and, to the Knowledge of the Company, all issued Patents within the Company Registered IP are valid and enforceable. All filing, registration, maintenance, renewal and similar fees applicable to any Company Registered IP that are currently due have been paid, and all documents and certificates related to such items have been filed with the relevant Governmental Authority or other office or agency in the applicable jurisdictions for the purposes of filing, registering and maintaining such items, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) No interference, opposition, reissue, reexamination, or cancellation proceeding or other Legal Proceeding (other than routine ordinary course proceedings as part of patent prosecution) is pending or, to the Knowledge of the Company, threatened regarding any Company Intellectual Property, including with respect to the scope, validity, enforceability, registration, priority, inventorship or ownership of, or rights to, any Company Intellectual Property.

(c) All founders, key employees and any other employees, contractors, consultants or other personnel involved in the development of Company Owned Intellectual Property have signed confidentiality and invention assignment agreements or similar agreements for the transfer or assignment of such Company Owned Intellectual Property pursuant to which both (i) the Company has obtained ownership of and are the exclusive owners of all right, title and interest in and to such Company Owned Intellectual Property, and (ii) such personnel are bound by commercially reasonable confidentiality obligations with respect to all Company Intellectual Property. To the Knowledge of the Company, no such personnel are in violation of any such agreements, or of any agreements with any prior employer or other Person with respect to development of any Company Owned Intellectual Property, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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(d) The Company Owned Intellectual Property is solely and exclusively owned by the Company free and clear of any Encumbrance, other than Permitted Encumbrances. To the Knowledge of the Company, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company Exclusively Licensed Intellectual Property is solely and exclusively in-licensed by the Company, and (ii) the other Company Licensed Intellectual Property is in-licensed by the Company, in each case of the foregoing clauses (i) and (ii), free and clear of any Encumbrance, other than Permitted Encumbrances. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, such ownership or licenses will not be affected by the execution, delivery, or performance of this Agreement or the consummation of the Transactions, and all Intellectual Property subject thereto will be owned or in-licensed by the Company on the same terms and conditions thereafter. To the Knowledge of the Company, the Company owns or has a valid and enforceable license to use all material Intellectual Property necessary for, or used or held for use in, the operation of the business of the Company as presently conducted; provided that the foregoing is not, and shall not be construed as, a representation or warranty regarding non-infringement, misappropriation or other violation by the Company of the Intellectual Property of other Persons. To the Knowledge of the Company, no current or former director, officer, employee or contractor of, or consultant to, the Company owns or has any claim, right (whether or not currently exercisable) or interest (or, to the Knowledge of the Company, has alleged that they own or have any such claim, right or interest) to or in any Company Intellectual Property.

(e) To the Knowledge of the Company, the operation of the business of the Company does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, and the further research, development and commercialization of Company Business as currently planned by the Company will not infringe, misappropriate or otherwise violate, any Intellectual Property owned by any other Person, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, neither the Company, nor, to the Knowledge of Company, any of the licensors of the Company, has received any notice or claim alleging any such infringement, misappropriation or other violation, including any so-called “invitation to license” letter. As of the date hereof, no Legal Proceeding, is pending or, to the Knowledge of the Company, has been threatened, against the Company or such licensors relating to any infringement, misappropriation or other violation of any Intellectual Property of any other Person.

(f) Neither the Company nor Company Owned Intellectual Property is subject to any Order as of the date hereof, neither the Company nor, to the Knowledge of the Company, any of its licensors has entered into or is a party to any agreement made in settlement of any pending litigation or other Legal Proceeding, which in any case restricts, impairs or relates to the Company’s use or other exploitation in any manner of any Company Intellectual Property or of any other Intellectual Property owned by any other Person.

(g) To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, any Company Intellectual Property, and no Legal Proceeding has been asserted or is pending or has been threatened against any Person alleging any such infringement, misappropriation or other violation of any Company Intellectual Property, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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(h) The Company has taken commercially reasonable steps necessary to maintain and protect the secrecy and confidentiality (including limitations on use) of all Trade Secrets and other confidential information included in the Company Intellectual Property and, to the Knowledge of the Company, there has not been any unauthorized use, disclosure of or access to any such Trade Secrets or other confidential information, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(i) To the Knowledge of the Company, each item of Company Intellectual Property that is Company Registered IP owned by the Company is and at all times has been filed and maintained in compliance with all applicable Law and all filings, payments, and other actions required to be made or taken to maintain such item of Company Registered IP in full force and effect have been made by the applicable deadline, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(j) Except as contained in license, distribution and service agreements entered into in the ordinary course of business by Company (i) the Company is not bound by any Company Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any infringement, misappropriation, or similar claim relating to Intellectual Property that is material to the Company, taken as a whole and (ii) the Company has not ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

(k) The Company has delivered or made available to Volato, a complete and accurate copy of all Company Inbound Licenses and all Company Outbound Licenses. With respect to each of the material Company Inbound Licenses and Company Outbound Licenses and except as disclosed in Section 3.12(k) of the Company Disclosure Schedule: (i) to the Knowledge of the Company, each such agreement is valid, binding on, enforceable against the Company, in accordance with its terms, subject to the Enforceability Exceptions, (ii) the Company has not received any written notice of termination or cancellation under such agreement, or received any written notice of breach or default under such agreement, which breach has not been cured or waived and (iii) neither the Company nor to the Knowledge of the Company, any other party to any such agreement, is in breach or default thereof in any material respect.

3.13. Agreements, Contracts and Commitments.

(a) As of the date hereof, except as set forth under Schedule 3.13(a) of the Company Disclosure Schedule, Company is not party to nor bound by any:

(i) “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Company or any of its Subsidiaries that was required to be, but has not been, filed with the SEC with Company Annual Report on Form 10-K for the year ended December 31, 2024, or any Company SEC Documents filed after the date of filing of such Form 10-K until the date hereof;

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(ii) Contract (A) relating to the disposition or acquisition by Company or any of its Subsidiaries of a material amount of assets (1) after the date of this Agreement other than in the ordinary course of business consistent with past practice or (2) prior to the date hereof, which contains any material ongoing obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect that are reasonably likely, under any of them, to result in claims in excess of $100,000 or (B) pursuant to which Company or any of its Subsidiaries will acquire any material ownership interest in any other person or other business enterprise other than Company’s Subsidiaries;

(iii) collective bargaining agreement or Contract with any labor union, trade organization or other employee representative body;

(iv) Contract establishing any joint ventures, partnerships or similar arrangements;

(v) Contract (A) prohibiting or materially limiting the right of Company to compete in any line of business or to conduct business with any Person or in any geographical area, (B) obligating Company to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party or (C) under which any Person has been granted the right to manufacture, sell, market or distribute any product of Company on an exclusive basis to any Person or group of Persons or in any geographical area but excluding any distribution, sales representative, sales agent or similar agreement under which Company has granted a Person an exclusive geographical area and under which Company paid commissions less than $100,000 to such Person in 2024, or from whom Company received less than $100,000 from the sale of product to said Person in 2024;

(vi) Contract pursuant to which Company or any of its Subsidiaries (i) licenses any material Intellectual Property from another Person that is used by Company or one of its Subsidiaries in the conduct of its business as currently conducted that could require payment by Company or any Subsidiary of royalties or license fees exceeding $100,000 in any twelve (12) month period or (ii) licenses Company Intellectual Property to another Person, except licenses provided to direct customers in the ordinary course of business;

(vii) mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit of $100,000 or more, other than (A) accounts receivables and payables and (B) loans to direct or indirect wholly-owned subsidiaries, in each case in the ordinary course of business consistent with past practice;

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(viii) Contract providing for any guaranty by Company or any of its Subsidiaries of third-party obligations (under which Company or any of its Subsidiaries has continuing obligations as of the date hereof) of $100,000 or more, other than any guaranty by Company or any of its Subsidiaries’ obligations;

(ix) Contract between Company, on the one hand, and any Affiliate of Company (other than a Subsidiary of Company), on the other hand (other than a Company Plan);

(x) Contract containing a right of first refusal, right of first negotiation or right of first offer in favor of a party other than Company or its Subsidiaries;

(xi) Contract under which Company and Company’s Subsidiaries are expected to make annual expenditures or receive annual revenues in excess of $100,000 during the current or a subsequent fiscal year;

(xii) Employment agreement that cannot be terminated within sixty (60) days without a severance payment obligation;

(xiii) Change of control bonus or other bonus agreement that will trigger a payment obligation as a result of closing this Transaction; or

(xiv) Contract to enter into any of the foregoing.

(b) The Company has been given access to a true and correct copy of all written Company Material Contracts, together with all material amendments, waivers or other changes thereto. There are no oral Company Material Contracts.

(c) Except as disclosed under Section 3.13(c) of the Company Disclosure Schedule, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company, (i) Company is not in default under any Contract listed, or required to be listed, in Section 3.13(a) of the Company Disclosure Schedule (each, a “Company Material Contract” and, collectively, the “Company Material Contracts”), and, (ii) to Company’s Knowledge, as of the date hereof, the other party to each of the Company Material Contracts is not in default thereunder. Except as disclosed under Section 3.13(c) of the Company Disclosure Schedule, each Company Material Contract is legal and in full force and effect and is valid, binding and enforceable against Company and, to Company’s Knowledge, each other party thereto. As of the date hereof, no party to any Company Material Contract has given any written notice, or to the Knowledge of Company, any notice (whether or not written) of termination or cancellation of any Company Material Contract or that it intends to seek to terminate or cancel any Company Material Contract (whether as a result of the transactions contemplated hereby or otherwise).

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3.14. Compliance; Permits; Restrictions.

(a) Each of the Company and its Subsidiaries is and, since May 16, 2023, has been, and to the Company’s Knowledge, between June 30, 2022 and May 16, 2023, was in compliance in all material respects with all Laws applicable to the Company and its Subsidiaries. Since May 16, 2023, the Company has not received, and to the Company’s Knowledge, between June 30, 2022 and May 16, 2023, the Company did not receive any written notice alleging any actual or suspected material violation with respect to any applicable Laws, or been charged with any unresolved material violation of any applicable Law, except in each case as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Each of the Company and its Subsidiaries holds, and since January 1, 2023 has held, all Governmental Authorizations necessary for the Company and its Subsidiaries to lawfully own, lease or otherwise hold and operate its properties and assets and conduct its business in the manner in which its business is currently being conducted, except where failure to hold such Governmental Authorizations is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Governmental Authorizations held by the Company and its Subsidiaries are (i) valid and in full force and effect and (ii) are not subject to any administrative or judicial proceeding that would reasonably be expected to result in any termination, suspension, revocation or nonrenewal thereof (and, to the Knowledge of the Company, no such termination, suspension, revocation or nonrenewal has been otherwise threatened in writing), and the Company and its Subsidiaries are in compliance with the terms and requirements thereof, except in the case of each of clauses (i) and (ii) as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

3.15. Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves the Company or any of its Subsidiaries or any Company Associate (in his or her capacity as such) or any of the material assets owned or used by the Company or any of its Subsidiaries or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) There is no Order to which the Company or any of its Subsidiaries, or any of the material assets owned or used by the Company or any of its Subsidiaries, is subject. To the Knowledge of the Company, no officer or Company Key Employee is subject to any Order that prohibits such officer or Company Key Employee from engaging in or continuing in any conduct, activity or practice relating to the Company or any of its Subsidiaries or any material assets owned or used by the Company or any of its Subsidiaries.

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3.16. Tax Matters.

(a) Each of the Company and its Subsidiaries have filed with the appropriate Governmental Authority all income and other material Tax Returns that are required to be filed by it and such Tax Returns are true, correct and complete in all material respects. All income and other material Taxes due and owing by or with respect to the Company and its Subsidiaries have been paid regardless of whether such Taxes have been shown as due and payable on any Tax Return. The Company and its Subsidiaries have established on their relevant books and records, in accordance with GAAP, reserves that are adequate for the payment of any income or other material Taxes not yet due and payable. None of the Company and its Subsidiaries currently is the beneficiary of any extension of time within which to file any income or other material Tax Return, other than customary extensions that have been obtained consistent with past practice. There are no Encumbrances on any of the assets of the Company and its Subsidiaries that arose in connection with any failure to pay any material Tax, other than Permitted Encumbrances.

(b) None of the Company and its Subsidiaries has executed any power of attorney with respect to Taxes which will continue in effect after the Closing other than any customary powers of attorney entered into with the Company’s Tax Return preparer or payroll provider solely for the purpose of filing Tax Returns on behalf of the Company.

(c) Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have: (i) complied with all applicable Laws relating to the payment, reporting and withholding (including any amount not withheld because of exemption or similar circumstance) of Taxes; (ii) within the manner prescribed by applicable Law, remitted to the proper Governmental Authority (or is properly holding for such remittance) all amounts required to be so withheld and remitted in connection with any amounts paid or owing to any employee, independent contractor, creditor, member, or other third party; (iii) properly collected and remitted sales, value added, and similar Taxes with respect to sales made to, or purchases made by, its customers or users; and (iv) as applicable, received and retained the appropriate certification or similar documentation to establish an exemption from withholding.

(d) Except as would not be material to the Company and its Subsidiaries, taken as a whole, there is no dispute, audits, examinations, assessments or other actions concerning any Tax liability of the Company and its Subsidiaries pending or, to the Knowledge of the Company, threatened by any Governmental Authority against, or with respect to, the Company and its Subsidiaries that remains unpaid, and none of the Company and its Subsidiaries has received written notice of any threatened audits, examinations or assessments relating to any Taxes.

(e) None of the Company and its Subsidiaries has waived any statute of limitations in respect of Taxes (other than as a result of any extension to file a Tax Return that is automatically granted) or agreed to, or requested, any extension of time with respect to a Tax assessment or deficiency, in each case that is in effect as of the date hereof.

(f) None of the Company and its Subsidiaries has constituted a “distributing corporation” or “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

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(g) To the Knowledge of the Company, none of the Company and its Subsidiaries has entered into or been a party to any “listed transaction” within the meaning of Treasury regulations Section 1.6011-4(b)(2) for a taxable period for which the applicable statute of limitations remains open.

(h) None of the Company and its Subsidiaries are party to any agreements relating to the allocation or sharing of Taxes, including Tax indemnity agreements, other than customary commercial contracts entered into in the Ordinary Course of Business the primary purpose of which does not relate to Tax.

(i) None of the Company and its Subsidiaries (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (or similar provision of local, state or non-U.S. Law), other than any affiliated group of which the Company is the common parent or (ii) has any liability for the Taxes of any Person (other than any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of local, state or non-U.S. Law) as a transferee or successor, or by contract other than customary commercial contracts entered into in the Ordinary Course of Business the primary purpose of which does not relate to Tax.

(j) None of the Company and its Subsidiaries is subject to Tax in any jurisdiction other than the jurisdiction in which it is organized, by virtue of having a permanent establishment, fixed place of business or, to the Knowledge of the Company, otherwise. As of the date hereof, no claim has been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(k) The Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code since May 16, 2023. To the Company’s Knowledge, between June 30, 2022 and May 16, 2023, the Company was not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(l) Neither the Company nor any of its Subsidiaries is aware of any facts or circumstances or has taken or agreed to take or refrain from taking any action, in each case, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

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3.17. Employee and Labor Matters; Benefit Plans.

(a) The Company is, and has been since May 16, 2023, and to the Company’s Knowledge, between June 30, 2022 and May 16, 2023, was in compliance with all applicable Laws and Orders governing labor or employment, including Laws and Orders relating to employment practices, wages, hours, leaves, harassment, retaliation, equal employment opportunity, reasonable accommodations, break and meal periods, occupational safety and health, workers’ compensation, immigration and other terms and conditions of employment (including the proper classification and compensation of employees for purposes of the Fair Labor Standards Act and cognate state laws) and Laws and Orders in respect of any reduction in force, including notice, information and consultation requirements, except where the failure to so comply has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Company does not have, or since May 16, 2023 has not had, and to the Company’s Knowledge, between June 30, 2022 and May 16, 2023, did not have any material liability with respect to any misclassification of any person as an independent contractor, consultant, temporary worker or contingent worker rather than as an “employee,” or with respect to any employee leased from another employer.

(b) The Company is not a party to, nor does it have a duty to bargain for or is currently negotiating in connection with entering into, any collective bargaining agreement or other Contract with a labor union or works council representing any of its employees, there are no labor organizations representing any employees of the Company and, as of the date hereof, there is not, to the Knowledge of the Company, any attempt to organize any employees of the Company for the purpose of forming or joining a labor union or works council. Since May 16, 2023 to the date hereof, there has been no, and to the Knowledge of the Company, between June 30, 2022 and May 16, 2023, there was no, strike, slowdown, picketing, lockout, job action, work stoppage, union organizing activity or other labor dispute, or, to the Knowledge of the Company, any threat thereof, affecting the Company or any of its employees.

(c) There is not, and since May 16, 2023 has not been, and to the Knowledge of the Company, between June 30, 2022 and May 16, 2023, did not have any Legal Proceeding pending, or to the Knowledge of the Company, threatened in writing relating to employment, including relating to wages and hours, leave of absence, break and meal periods, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy or long-term-disability policy, safety, retaliation, libel, wrongful discharge, harassment, reasonable accommodations, immigration or discrimination matters involving any employee of the Company, including unfair labor practices, misclassification of independent contractors or consultants, unlawful retaliation, discrimination or harassment complaints, in each case that is material to the Company, taken as a whole.

(d) Since May 16, 2023, the Company has not implemented, and to the Knowledge of the Company, between June 30, 2022 and May 16, 2023, did not implement any plant closing or layoff of employees that (in either case) violated the United States Worker Adjustment and Retraining Notification Act, as amended, or any similar state, local or foreign law (together, “WARN”) and the Company has not incurred any material liability under WARN that remains unsatisfied.

(e) As on date of this Agreement, the Company does not have any Company Employee Plan.

(f) None of the Company nor any of its respective ERISA Affiliates sponsors, maintains or contributes or is obligated to contribute to, or has ever sponsored, maintained or contributed or been obligated to contribute to, or has or is reasonably expected to have any direct or indirect liability with respect to, any (i) plan subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” within the meaning of Section 4001(a)(3) or 3(37) of ERISA, (iii) “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA), (iv) “multiple employer welfare arrangement” within the meaning of Section 3(40)(A) of ERISA, or (v) any health or other welfare arrangement that is self-insured by the Company.

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(g) The Company does not have any obligation to pay or provide any tax “gross-up” or similar “make-whole” payments or indemnities to any current or former employee, officer, director or other service provider of the Company.

(h) Neither the execution of this Agreement, nor the consummation of the Merger (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Section 280G of the Code) with respect to the Company of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Section 280G of the Code), determined without regard to the application of Section 280G(b)(5) of the Code.

3.18. Environmental Matters. The Company has complied with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a Company Material Adverse Effect. The Company has not received any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the Company’s compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company: (i) no current or prior owner of any property leased or controlled by the Company has received any written notice or other communication relating to property owned or leased at any time by the Company, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with or violated any Environmental Law relating to such property and (ii) the Company has no material liability under any Environmental Law.

3.19. Insurance. The Company has delivered to Volato accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company. Each of such insurance policies is in full force and effect and the Company is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, the Company has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. The Company has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against the Company, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company of its intent to do so.

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3.20. No Financial Advisors. Except as set forth on Section 3.20 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company.

3.21. Transactions with Affiliates. Except as disclosed under Company SEC Documents, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. Section 3.21 of the Company Disclosure Schedule identifies each Person who is (or who may be deemed to be) an Affiliate of the Company as of the date of this Agreement.

3.22. Privacy and Data Security. Since May 16, 2023, and to the Company’s Knowledge, between June 30, 2022 and May 16, 2023, each of the Company and its Subsidiaries has complied with all applicable Privacy Laws, including with respect to the collection, acquisition, use, storage and transfer (including cross-border transfer) of Personal Information, except for such non-compliance as is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Since May 16, 2023, the Company and its Subsidiaries have complied in all material respects with each of their respective written and published policies concerning the privacy of Personal Information (“Privacy Policies”), if applicable and required. The Company and its Subsidiaries maintain commercially reasonable policies, procedures and security measures with respect to the physical and electronic security and privacy of Personal Information that are designed to achieve compliance in all material respects with Privacy Laws, and the Company and its Subsidiaries are in compliance in all material respects with such policies and procedures. To the Knowledge of the Company, there have been no material breaches or material violations of any security measures of the Company and its Subsidiaries, or any material unauthorized access, use or disclosure of any Personal Information. None of the Company and its Subsidiaries has received written notice (or, to the Knowledge of the Company, any other communication) of (a) any material violation or breach, or alleged material violation or breach, of Privacy Laws and/or Privacy Policies, or (b) any claims against any of the Company and its Subsidiaries by any Person, and there is no Legal Proceeding pending or, to Knowledge of the Company, threatened against any of the Company and its Subsidiaries, alleging a violation or breach of Privacy Laws and/or Privacy Policies, except in each case as would not be material to the Company and its Subsidiaries, taken as a whole.

3.23. Anti-Corruption.

(a) Neither the Company nor any director or officer or, to the Knowledge of the Company, any employee of the Company (acting in the capacity of a director, officer or employee of the Company) or, to the Knowledge of the Company, any representative or agent of the Company (acting in the capacity of a representative or agent of the Company), has directly or indirectly (i) given any funds (whether of the Company or otherwise) for unlawful contributions, unlawful gifts or unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to, or otherwise unlawfully provided anything of value to, any foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or solicited or accepted any such payment or thing of value, or (iii) violated any provision of any Anti-Corruption Law. Since May 16, 2023, and to the Company’s Knowledge, between June 30, 2022 and May 16, 2023, neither the Company nor any director or officer or, to the Knowledge of the Company, any employee of the Company (acting in the capacity of a director, officer or employee of the Company) or, to the Knowledge of the Company, any representative or agent of the Company (acting in the capacity of a representative or agent of the Company), has not received any written communication (or, to the Knowledge of the Company, any other communication) that alleges any of the foregoing. To the Knowledge of the Company, the Company has disclosed to Volato any and all allegations that have been made of any potential wrongdoing by the Company or by any director, officer, employee, agent or representative of the Company (acting in the capacity of a director, officer, employee, agent or representative of the Company) with respect to any Anti-Corruption Law.

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(b) There are not, and since May 16, 2023, there have not been, and to the Company’s Knowledge, between June 30, 2022 and May 16, 2023, there were not any Legal Proceedings with respect to any Anti-Corruption Law pending or, to the Knowledge of the Company, threatened in writing against the Company, any director or officer or, to the Knowledge of the Company, any employee of the Company (acting in the capacity of a director, officer or employee of the Company) or, to the Knowledge of the Company, any representative or agent of the Company (acting in the capacity of a representative or agent of the Company). Since May 16, 2023, neither the Company nor any director or officer or, to the Knowledge of the Company, any employee of the Company (acting in the capacity of a director, officer or employee of the Company) or, to the Knowledge of the Company, any representative or agent of the Company (acting in the capacity of a representative or agent of the Company), has made any disclosure (voluntary or otherwise) to any Governmental Authority with respect to any alleged irregularity, misstatement, omission or other potential violation or liability arising under or relating to any Anti-Corruption Law.

3.24. Sanctions Laws. Since May 16, 2023 and to the Company’s Knowledge, between June 30, 2022 and May 16, 2023, neither the Company nor any director or officer or, to the Knowledge of the Company, any employee of the Company (acting in the capacity of a director, officer or employee of the Company) or, to the Knowledge of the Company, any representative or agent of the Company (acting in the capacity of a representative or agent of the Company), (a) has been in violation of any Sanctions Laws, or (b) has been or was charged by any Governmental Authority with or has made any voluntary disclosure or paid any fine or penalty to any Governmental Authority concerning, or has been investigated for, a violation of any Sanctions Laws. There are not, and since May 16, 2023, there have not been any, and to the Company’s Knowledge, between June 30, 2022 and May 16, 2023, there were no, Legal Proceedings, allegations, investigations or inquiries concerning any actual or suspected violations of any Sanctions Law pending or to the Knowledge of the Company threatened in writing against the Company, any director or officer or, to the Knowledge of the Company, any employee of the Company (acting in the capacity of a director, officer or employee of the Company) or, to the Knowledge of the Company, any representative or agent of the Company (acting in the capacity of a representative or agent of the Company). Neither the Company nor any director, officer or employee of any of the Company, is a Sanctioned Person. Since May 16, 2023 and to the Company’s Knowledge, between June 30, 2022 and May 16, 2023, the Company has not had, directly or indirectly, any unlawful transactions with or unlawful investments in any Sanctioned Person or Sanctioned Country.

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3.25. No Other Representations or Warranties. The Company hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither Volato nor any other person on behalf of Volato makes any express or implied representation or warranty with respect to Volato or with respect to any other information provided to the Company, any of its stockholders or any of their respective Affiliates in connection with the Contemplated Transactions, and (subject to the express representations and warranties of Volato set forth in Section 4 (in each case as qualified and limited by the Volato Disclosure Schedule)) none of the Company, or any of its Representatives or stockholders, has relied on any such information (including the accuracy or completeness thereof).

Section 4. Representations and Warranties of Volato and Merger Sub.

Except (i) as set forth in the confidential written disclosure schedule delivered by Volato to the Company (the “Volato Disclosure Schedule”) or (ii) as disclosed in the Volato SEC Documents filed with the SEC prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval (EDGAR) system (but (A) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (B) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), it being understood that any matter disclosed in the Volato SEC Documents shall be deemed to be disclosed in a section of the Volato Disclosure Schedule only if it is reasonably apparent from a reading of such Volato SEC Documents that it would be applicable to such section or subsection of the Volato Disclosure Schedule, Volato and Merger Sub represent and warrant to the Company as follows:

4.1. Due Organization; Subsidiaries.

(a) Each of Volato and its Subsidiaries (including Merger Sub) is a corporation or other legal entity duly incorporated or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations in all material respects under all Contracts by which it is bound. Since the date of their formation, Merger Sub have not engaged in any activities other than in connection with or as contemplated by this Agreement. Section 4.1(a) of the Volato Disclosure Schedule sets forth an accurate and complete list of Subsidiaries of Volato and the respective equity ownership held by Volato in each Subsidiary.

(b) Except as set forth on Section 4.1(b) of the Volato Disclosure Schedule, each of Volato and its Subsidiaries is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business in the manner in which its business is currently being conducted requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have an Volato Material Adverse Effect.

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(c) Except as set forth on Section 4.1(a) of the Volato Disclosure Schedule, Volato has no Subsidiaries other than Merger Sub and Volato does not own any capital stock of, or any equity ownership or profit sharing interest of any nature in, or control directly or indirectly, any other Entity other than Merger Sub. Except as set forth on Section 4.1(c)(i) of the Volato Disclosure Schedule, Volato is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Volato has not agreed and is not obligated to make, nor is Volato bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Except as set forth on Section 4.1(c)(ii) of the Volato Disclosure Schedule, Volato has not, at any time, been a general partner of, and has not otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

4.2. Organizational Documents. Volato has delivered to the Company accurate and complete copies of Volato’s Organizational Documents. Volato is not in breach or violation of its Organizational Documents in any material respect.

4.3. Authority; Binding Nature of Agreement. Subject to obtaining the Required Volato Stockholder Vote, each of Volato and Merger Sub has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions that are contemplated to be consummated by it. The Volato Board (at meetings duly called and held) has: (a) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Volato and its stockholders, (b) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of Volato Common Stock to the stockholders of the Company pursuant to the terms of this Agreement and (c) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Volato vote to approve the Volato Stockholder Matters. The Merger Sub Board (by unanimous written consent) has: (x) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Merger Sub and its sole stockholder, (y) deemed advisable and approved this Agreement and the Contemplated Transactions and (z) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by Volato and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Volato and Merger Sub, enforceable against each of Volato and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

4.4. Vote Required. The affirmative vote of the holders of a majority of the shares of Volato Common Stock properly cast is the only vote of the holders of any class or series of Volato’s capital stock necessary to approve the Contemplated Transactions and the issuance of shares of Volato Common Stock to the stockholders of the Company pursuant to the terms of this Agreement (the “Required Volato Stockholder Vote”).

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4.5. Non-Contravention; Consents.

(a) Except as set forth on Section 4.5(a) of the Volato Disclosure Schedule, subject to obtaining the Required Volato Stockholder Vote, compliance with any applicable requirements of the HSR Act, and the filing of the Articles of Merger required by the NRS, neither (x) the execution, delivery or performance of this Agreement by Volato or Merger Sub, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Volato or its Subsidiaries;

(ii) contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which Volato or its Subsidiaries or any of the assets owned or used by Volato or its Subsidiaries, is subject;

(iii) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Volato or its Subsidiaries or that otherwise relates to the business of Volato, or any of the assets owned, leased or used by Volato; or

(iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Volato Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Volato Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any such Volato Material Contract, (C) accelerate the maturity or performance of any Volato Contract or (D) cancel, terminate or modify any term of any Volato Contract, except in the case of any nonmaterial breach, default, penalty or modification;

(v) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Parent or its Subsidiaries (except for Permitted Encumbrances).

(b) Except for (i) the Required Volato Stockholder Vote, (ii) the filing of the Articles of Merger with the Secretary of State of Nevada pursuant to the NRS, (iii) compliance with any applicable requirements of the HSR Act (if applicable), (iv) such consents, waivers, approvals, orders authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, and (v) as set forth on Section 4.5(b) of the Volato Disclosure Schedule, neither Volato nor any of its Subsidiaries was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions.

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(c) No state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the other Contemplated Transactions.

4.6. Capitalization.

(a) The authorized capital stock of Volato consists of (i) 200,000,000 shares of Volato Common Stock of which 4,622,737 shares have been issued and are outstanding as of June 18, 2025 (the “Capitalization Date”) and (ii) 1,000,000 shares of Volato Preferred Stock, of which 0 have been issued and are outstanding as of the Capitalization Date. Volato does not hold any shares of its capital stock in its treasury. As of the Capitalization Date, 552,000 Volato Public Warrants and 609,040 Volato Private Warrants were issued and outstanding.

(b) All of the outstanding shares of Volato Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and are free of any Encumbrances. None of the outstanding shares of Volato Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Volato Common Stock is subject to any right of first refusal in favor of Volato. There is no Volato Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Volato Common Stock. Volato is not under any obligation, nor is Volato bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Volato Common Stock or other securities. Section 4.6(b) of the Volato Disclosure Schedule accurately and completely describes all repurchase rights held by Volato with respect to shares of Volato Common Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable. With respect to any equity securities in Volato subject to a “substantial risk of forfeiture” (within the meaning of Code Section 83 and the Treasury Regulations promulgated thereunder), the applicable holder thereof made a valid Code Section 83(b) election.

(c) Except for the 2023 Stock Incentive Plan and the 2021 Stock Incentive Plan of Volato (the “Volato Stock Plans”) and as set forth on Section 4.6(c)) of the Volato Disclosure Schedule, Volato does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the Capitalization Date, Volato has reserved 284,319 shares of Volato Common Stock for issuance under the Volato 2023 Stock Incentive Plan, of which 217,016 shares have been reserved for issuance upon exercise or settlement of Volato Options and RSUs, as applicable, granted under the Volato Stock Plans, and under the Amended and Restated 2021 Equity Incentive Stock Plan 67,303 shares are reserved for issuance upon exercise or settlement of Volato Options and RSUs. Section 4.6(c)(i) of the Volato Disclosure Schedule sets forth the following information with respect to each Volato Option outstanding as of the Capitalization Date, as applicable: (i) the name of the holder, (ii) the number of shares of Volato Common Stock subject to such Volato Option at the time of grant, (iii) the number of shares of Volato Common Stock subject to such Volato Option as of the Capitalization Date, (iv) the exercise price of such Volato Option, as applicable, (v) the date on which such Volato Option was granted, (vi) the applicable vesting schedule, including any acceleration provisions and the number of vested and unvested shares as of the Capitalization Date, (vii) the date on which such Volato Option, as applicable, expires, (viii) whether such Volato Option, as applicable, is intended to be an “incentive stock option” (as defined in the Code) or a nonqualified stock option and (ix) in the case of an Volato Option, as applicable, the plan pursuant to which such Volato Option was granted. Volato has made available to the Company accurate and complete copies of equity incentive plans pursuant to which Volato has equity-based awards, the forms of all award agreements evidencing such equity-based awards and evidence of board and stockholder approval of the Volato Stock Plans and any amendments thereto.

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(d) Except for the outstanding Volato Options and Volato Warrants, and except as set forth on Section 4.6(d) of the Volato Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Volato, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Volato, (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Volato is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Volato. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Volato. The treatment of the Volato Options under this Agreement do not violate the terms of the Volato Stock Plans.

(e) All outstanding shares of Volato Common Stock, Volato Options, and Volato Warrants have been issued and granted in compliance with (i) all applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.

(f) With respect to Volato Options granted pursuant to the Volato Stock Plans, (i) each grant of a Volato Option was duly authorized no later than the date on which the grant of such Volato Option was by its terms to be effective (the “Volato Grant Date”) by all necessary corporate action, including, as applicable, approval by the Volato Board (or a duly constituted and authorized committee thereof) or duly authorized officer and any required stockholder approval by the necessary number of votes or written consents, (ii) each Volato Option grant was made in accordance with the terms of the Volato Stock Plans pursuant to which it was granted and all other applicable Law and regulatory rules or requirements, and (iii) the per share exercise price of each Volato Option was not less than the fair market value of a share of Volato Common Stock on the applicable Volato Grant Date.

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4.7. SEC Filings; Financial Statements.

(a) Except as set forth on Section 4.7(a) of the Volato Disclosure Schedule, all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by Volato with the SEC since November 29, 2021 (the “Volato SEC Documents”) have been filed or furnished with the SEC on a timely basis (subject to extensions pursuant to Exchange Act Rule 12b-25). As of their respective dates, or, if amended prior to the date of this Agreement, as of the date of (and giving effect to) the last such amendment: (i) each of the Volato SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be); and (ii) no Volato SEC Document contained when filed or furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Volato SEC Documents (collectively, the “Certifications”) were, as of their respective dates and in all material respects, accurate and complete and complied as to form and content with all applicable Laws.

(b) The financial statements (including any related notes and schedules) contained or incorporated by reference in the Volato SEC Documents: (i) complied as to form in all material respects with the Securities Act and the Exchange Act, as applicable, and the published rules and regulations of the SEC applicable thereto as in effect at the time of such filing; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act); and (iii) fairly present, in all material respects, the consolidated financial position of Volato and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Volato and its Subsidiaries for the periods covered thereby (subject, in the case of the unaudited financial statements, to the absence of footnotes and normal year-end audit adjustments that are not individually or in the aggregate material). No financial statements of any Person other than Volato and its Subsidiaries are required by GAAP to be included in the consolidated financial statements of Volato.

(c) Volato’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act), (ii) “independent” with respect to Volato within the meaning of Regulation S-X under the Exchange Act and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(d) Except as set forth on Section 4.7(d) of the Volato Disclosure Schedule, Volato has not received any comment letter from the SEC or the staff thereof or any correspondence from NYSE or the staff thereof relating to the delisting or maintenance of listing of the Volato Common Stock on NYSE. Volato has not disclosed any unresolved comments in the Volato SEC Documents.

(e) There have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of Volato, the Volato Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

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(f) Volato is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act, the Exchange Act and the applicable listing and governance rules and regulations of NYSE.

(g) Volato maintains, and has maintained, a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act), which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Volato and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Volato Board; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Volato and its Subsidiaries that could have a material effect on Volato’s financial statements. Neither Volato nor Volato’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of the internal control over financial reporting utilized by Volato, which is reasonably likely to adversely affect Volato’s ability to record, process, summarize and report financial information; or (B) any fraud, whether or not material, that involves the management or other employees of Volato who have a significant role in Volato’s internal control over financial reporting. Volato maintains disclosure controls and procedures (as defined by Rule 13a-15(e) or 15d-15(e) under the Exchange Act) that are reasonably designed to ensure that all information required to be disclosed in Volato’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to Volato’s management as appropriate to allow timely decisions regarding required disclosure. The principal executive officer and the principal financial officer of Volato have made all certifications required by the Exchange Act and the Sarbanes-Oxley Act. Volato is in compliance in all material respects with all current listing and corporate governance requirements of NYSE.

(h) None of Volato or any of its Subsidiaries has effected, entered into or created, or has any commitment to effect, enter into or create, any securitization transaction or “off-balance sheet arrangement” (as defined in Section 2.03 of Form 8-K under the Exchange Act).

(i) Except as set forth on Section 4.7(j) of the Volato Disclosure Schedule, (i) as of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Volato SEC Documents; (ii) none of the Volato SEC Documents is the subject of ongoing SEC review; and (iii) there are no material inquiries or investigations by the SEC or any internal investigations pending or threatened in writing regarding any accounting practices of Volato.

(j) Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), none of Volato or any of its Subsidiaries has made or permitted to remain outstanding any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Volato.

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4.8. Absence of Changes. Except as set forth on Section 4.8 of the Volato Disclosure Schedule, between December 31, 2024 and the date of this Agreement, Volato has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Volato Material Adverse Effect or (b) action, event or occurrence that would have required consent of the Company pursuant to Section 5.1(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

4.9. Absence of Undisclosed Liabilities. Volato and its Subsidiaries do not have any Liabilities of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for (i) Liabilities or obligations specifically disclosed, reflected or reserved against in the Volato Financial Statements; (ii) Liabilities incurred in the Ordinary Course of Business since the date of the Volato Financial Statements; (iii) Liabilities to perform under Contracts entered into by Volato or its Subsidiaries (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, violation of Law, or that relates to any lawsuit); (iv) Liabilities incurred in connection with the Contemplated Transactions; and (v) Liabilities that would not be reasonably expected to have, individually or in the aggregate, a Volato Material Adverse Effect.

4.10. Title to Assets. Each of Volato and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Volato Financial Statements and (b) all other tangible assets reflected in the books and records of Volato as being owned by Volato. All of such assets are owned or, in the case of leased assets, leased by Volato or any of its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.

4.11. Real Property; Leasehold. Except as set forth under Section 4.11 of the Volato Disclosure Schedule, neither Volato nor any of its Subsidiaries owns or has ever owned any real property. Volato has made available to the Company (a) an accurate and complete list of all real properties with respect to which Volato directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Volato or any of its Subsidiaries and (b) copies of all leases under which any such real property is possessed (the “Volato Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder.

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4.12. Intellectual Property.

(a) Section 4.12(a) of the Volato Disclosure Schedule contains a true and complete list of all issued Patents, Marks and Copyrights included in the Volato Intellectual Property that are issued by, registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world (such registrations and applications, the “Volato Registered IP”), including, with respect to each such item, (i) the jurisdiction of application/registration, (ii) the application or registration number, (iii) the date of filing, or issuance or registration, and (iv) the record owner or owners, for each such item. Each material item of Volato Registered IP, except for Patents, is subsisting, valid and enforceable. With respect to Patents, each material item of Volato Registered IP is subsisting and all issued Patents within the Volato Registered IP are valid and enforceable. All filing, registration, maintenance, renewal and similar fees applicable to any Volato Registered IP that are currently due have been paid, and all documents and certificates related to such items have been filed with the relevant Governmental Authority or other office or agency in the applicable jurisdictions for the purposes of filing, registering and maintaining such items, except as would not reasonably be expected to have, individually or in the aggregate, an Volato Material Adverse Effect.

(b) No interference, opposition, reissue, reexamination, or cancellation proceeding or other Legal Proceeding (other than routine ordinary course proceedings as part of patent prosecution) is pending or threatened regarding any Volato Intellectual Property, including with respect to the scope, validity, enforceability, registration, priority, inventorship or ownership of, or rights to, any Volato Intellectual Property.

(c) All founders, key employees and any other employees, contractors, consultants or other personnel involved in the development of Volato Owned Intellectual Property have signed confidentiality and invention assignment agreements or similar agreements for the transfer or assignment of such Volato Owned Intellectual Property pursuant to which both (i) Volato has obtained ownership of and are the exclusive owners of all right, title and interest in and to such Volato Owned Intellectual Property, and (ii) such personnel are bound by commercially reasonable confidentiality obligations with respect to all Volato Intellectual Property. No such personnel are in violation of any such agreements, or of any agreements with any prior employer or other Person with respect to development of any Volato Owned Intellectual Property, except as would not reasonably be expected to have, individually or in the aggregate, an Volato Material Adverse Effect.

(d) Volato Owned Intellectual Property is solely and exclusively owned by Volato free and clear of any Encumbrance, other than Permitted Encumbrances. Except as would not reasonably be expected to have, individually or in the aggregate, an Volato Material Adverse Effect, the Volato Licensed Intellectual Property is in-licensed by Volato, free and clear of any Encumbrance, such ownership or licenses will not be affected by the execution, delivery, or performance of this Agreement or the consummation of the Transactions, and all Intellectual Property subject thereto will be owned or in-licensed by Volato on the same terms and conditions thereafter. Volato owns or has a valid and enforceable license to use all material Intellectual Property necessary for, or used or held for use in, the operation of the business of Volato as presently conducted; provided that the foregoing is not, and shall not be construed as, a representation or warranty regarding non-infringement, misappropriation or other violation by Volato of the Intellectual Property of other Persons. No current or former director, officer, employee or contractor of, or consultant to, Volato owns or has any claim, right (whether or not currently exercisable) or interest (or, has alleged that they own or have any such claim, right or interest) to or in any Volato Intellectual Property.

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(e) The operation of the business of Volato as of the date of this Agreement does not infringe, misappropriate or otherwise violate, and as currently conducted has not infringed, misappropriated or otherwise violated, and the further research, development and commercialization of Volato Business as currently planned by Volato will not infringe, misappropriate or otherwise violate, any Intellectual Property owned by any other Person, except as would not reasonably be expected to have, individually or in the aggregate, an Volato Material Adverse Effect. As of the date hereof, neither Volato, nor, any of the licensors of Volato, has received any notice or claim alleging any such infringement, misappropriation or other violation, including any so-called “invitation to license” letter. As of the date hereof, no Legal Proceeding, is pending or has been threatened, against Volato or such licensors relating to any infringement, misappropriation or other violation of any Intellectual Property of any other Person.

(f) Neither Volato nor Volato Owned Intellectual Property is subject to any Order as of the date hereof, and neither Volato nor any of its licensors has entered into or is a party to any agreement made in settlement of any pending litigation or other Legal Proceeding, which in any case restricts, impairs or relates Volato’s to use or other exploitation in any manner of any Volato Intellectual Property or of any other Intellectual Property owned by any other Person.

(g) No Person is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, any Volato Intellectual Property, and no Legal Proceeding has been asserted or is pending or has been threatened against any Person alleging any such infringement, misappropriation or other violation of any Volato Intellectual Property, except as would not reasonably be expected to have, individually or in the aggregate, an Volato Material Adverse Effect.

(h) Volato has taken commercially reasonable steps necessary to maintain and protect the secrecy and confidentiality (including limitations on use) of all Trade Secrets and other confidential information included in Volato Intellectual Property and there has not been any unauthorized use, disclosure of or access to any such Trade Secrets or other confidential information, except as would not reasonably be expected to have, individually or in the aggregate, an Volato Material Adverse Effect.

(i) Section 4.12(i) of the Volato Disclosure Schedule contains a true and complete list of any and all material Volato Intellectual Property that is Government Funded IP. Volato, and each of its licensors with respect to any Government Funded IP, have complied with any and all any Intellectual Property disclosure, licensing and other obligations under any applicable Volato Contract referenced in clause (i) of the foregoing sentence, and no Governmental Authority or Governmental Authority-affiliated Entity, or university, college or other educational institution or research institute, has any right, title or interest (including any “march in” or co-ownership rights) in or to any Government Funded IP except, as would not reasonably be expected to have, individually or in the aggregate, an Volato Material Adverse Effect.

(j) Each item of Volato Intellectual Property that is Volato Registered IP owned by Volato is and at all times has been filed and maintained in compliance with all applicable Law and all filings, payments, and other actions required to be made or taken to maintain such item of Volato Registered IP in full force and effect have been made by the applicable deadline, except as would not reasonably be expected to have, individually or in the aggregate, an Volato Material Adverse Effect.

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(k) Except as contained in agreements entered into in the ordinary course of business by Volato as of the Closing Date or as disclosed in Section 4.12(k) of the Volato Disclosure Schedule, (i) Volato is not bound by any Volato Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any infringement, misappropriation, or similar claim relating to Intellectual Property that is material to Volato, taken as a whole and (ii) Volato has not ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any material Intellectual Property right.

(l) Volato has delivered or made available to Volato, a complete and accurate copy of all Volato Inbound Licenses and all Volato Outbound Licenses. With respect to each of the material Volato Inbound Licenses and Volato Outbound Licenses and except as disclosed in Section 4.12(l) of the Volato Disclosure Schedule: (i) each such agreement is valid, binding on, enforceable against Volato, in accordance with its terms, subject to the Enforceability Exceptions, (ii) Volato has not received any written notice of termination or cancellation under such agreement, or received any written notice of breach or default under such agreement, which breach has not been cured or waived and (iii) neither Volato nor any other party to any such agreement, is in breach or default thereof in any material respect.

4.13. Agreements, Contracts and Commitments.

(a) As of the date hereof, except as set forth under Schedule 4.13(a) of the Volato Disclosure Schedule, Volato is not party to nor bound by any:

(i) “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Volato or any of its Subsidiaries that was required to be, but has not been, filed with the SEC with Volato Annual Report on Form 10-K for the year ended December 31, 2024, or any Volato SEC Documents filed after the date of filing of such Form 10-K until the date hereof;

(ii) Contract (A) relating to the disposition or acquisition by Volato or any of its Subsidiaries of a material amount of assets (1) after the date of this Agreement other than in the ordinary course of business consistent with past practice or (2) prior to the date hereof, which contains any material ongoing obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect that are reasonably likely, under any of them, to result in claims in excess of $100,000 or (B) pursuant to which Volato or any of its Subsidiaries will acquire any material ownership interest in any other person or other business enterprise other than Volato’s Subsidiaries;

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(iii) collective bargaining agreement or Contract with any labor union, trade organization or other employee representative body;

(iv) Contract establishing any joint ventures, partnerships or similar arrangements;

(v) Contract (A) prohibiting or materially limiting the right of Volato to compete in any line of business or to conduct business with any Person or in any geographical area, (B) obligating Volato to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party or (C) under which any Person has been granted the right to manufacture, sell, market or distribute any product of Volato on an exclusive basis to any Person or group of Persons or in any geographical area but excluding any distribution, sales representative, sales agent or similar agreement under which Volato has granted a Person an exclusive geographical area and under which Volato paid commissions less than $100,000 to such Person in 2024, or from whom Volato received less than $100,000 from the sale of product to said Person in 2024;

(vi) Contract pursuant to which Volato or any of its Subsidiaries (i) licenses any material Intellectual Property from another Person that is used by Volato or one of its Subsidiaries in the conduct of its business as currently conducted that could require payment by Volato or any Subsidiary of royalties or license fees exceeding $100,000 in any twelve (12) month period or (ii) licenses Volato Intellectual Property to another Person, except licenses provided to direct customers in the ordinary course of business;

(vii) mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit of $100,000 or more, other than (A) accounts receivables and payables and (B) loans to direct or indirect wholly-owned subsidiaries, in each case in the ordinary course of business consistent with past practice;

(viii) Contract providing for any guaranty by Volato or any of its Subsidiaries of third-party obligations (under which Volato or any of its Subsidiaries has continuing obligations as of the date hereof) of $100,000 or more, other than any guaranty by Volato or any of its Subsidiaries’ obligations;

(ix) Contract between Volato, on the one hand, and any Affiliate of Volato (other than a Subsidiary of Volato), on the other hand (other than a Volato Plan);

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(x) Contract containing a right of first refusal, right of first negotiation or right of first offer in favor of any party;

(xi) Contract under which Volato and Volato’s Subsidiaries are expected to make annual expenditures or receive annual revenues in excess of $100,000 during the current or a subsequent fiscal year;

(xii) Employment agreement that cannot be terminated within sixty (60) days without a severance payment obligation;

(xiii) Change of control bonus or other bonus agreement that will trigger a payment obligation as a result of closing this Transaction;

(xiv) Contract to enter into any of the foregoing.

(b) The Company has been given access to a true and correct copy of all written Volato Material Contracts, together with all material amendments, waivers or other changes thereto. There are no oral Volato Material Contracts.

(c) Except as set forth on Section 4.13(c) of the Volato Disclosure Schedule, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Volato, (i) Volato is not in default under any Contract listed, or required to be listed, in Section 4.12(a) of the Volato Disclosure Schedule (each, a “Volato Material Contract” and, collectively, the “Volato Material Contracts”), and, (ii) to Volato’s Knowledge, as of the date hereof, the other party to each of the Volato Material Contracts is not in default thereunder. Except as set forth on Section 4.13(c) of the Volato Disclosure Schedule, each Volato Material Contract is legal and in full force and effect and is valid, binding and enforceable against Volato and, to Volato’s Knowledge, each other party thereto. Except as set forth on Section 4.13(c) of the Volato Disclosure Schedule, as of the date hereof, no party to any Volato Material Contract has given any written notice, or to the Knowledge of Volato, any notice (whether or not written) of termination or cancellation of any Volato Material Contract or that it intends to seek to terminate or cancel any Volato Material Contract (whether as a result of the transactions contemplated hereby or otherwise).

4.14. Compliance; Permits; Restrictions.

(a) Each of Volato and its Subsidiaries is, and has been in compliance in all material respects with all Laws applicable to Volato and its Subsidiaries, and Volato has not received any written notice alleging any actual or suspected material violation with respect to any applicable Laws, or been charged with any unresolved material violation of any applicable Law, except in each case as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Volato Material Adverse Effect.

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(b) Each of Volato and its Subsidiaries holds, and has held, all Governmental Authorizations necessary for Volato and its Subsidiaries to lawfully own, lease or otherwise hold and operate its properties and assets and conduct its business in the manner in which its business is currently being conducted, except where failure to hold such Governmental Authorizations is not, and would not reasonably be expected to be, individually or in the aggregate, material to Volato and its Subsidiaries, taken as a whole. The Governmental Authorizations held by Volato and its Subsidiaries are (i) valid and in full force and effect and (ii) are not subject to any administrative or judicial proceeding that would reasonably be expected to result in any termination, suspension, revocation or nonrenewal thereof (and no such termination, suspension, revocation or nonrenewal has been otherwise threatened in writing), and Volato and its Subsidiaries are in compliance with the terms and requirements thereof, except in the case of each of clauses (i) and (ii) as would not reasonably be expected to be, individually or in the aggregate, material to Volato and its Subsidiaries, taken as a whole.

4.15. Legal Proceedings; Orders.

(a) Except as set forth on Section 4.15(a) of the Volato Disclosure Schedule, there is no pending Legal Proceeding and no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Volato or any of its Subsidiaries or any Volato Associate (in his or her capacity as such) or any of the material assets owned or used by Volato or any of its Subsidiaries or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) There is no Order to which Volato or any of its Subsidiaries, or any of the material assets owned or used by Volato or any of its Subsidiaries is subject. No officer or other Volato Key Employee or any of its Subsidiaries is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Volato or any of its Subsidiaries or to any material assets owned or used by Volato or any of its Subsidiaries.

4.16. Tax Matters.

(a) Except as set forth on Section 4.16(a) of the Volato Disclosure Schedule, each of Volato and its Subsidiaries have filed with the appropriate Governmental Authority all income and other material Tax Returns that are required to be filed by it and such Tax Returns are true, correct and complete in all material respects. Except as set forth on Section 4.16(a) of the Volato Disclosure Schedule, all income and other material Taxes due and owing by or with respect to Volato and its Subsidiaries have been timely paid regardless of whether such Taxes have been shown as due and payable on any Tax Return. Volato and its Subsidiaries have established on their relevant books and records, in accordance with GAAP, reserves that are adequate for the payment of any income or other material Taxes not yet due and payable. None of Volato and its Subsidiaries currently is the beneficiary of any extension of time within which to file any income or other material Tax Return, other than customary extensions that have been obtained consistent with past practice. There are no Encumbrances on any of the assets of Volato and its Subsidiaries that arose in connection with any failure to pay any material Tax, other than Permitted Encumbrances.

(b) Each of Parent and each of its Subsidiaries has withheld and paid to the appropriate Governmental Authority all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

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(c) None of Volato and its Subsidiaries has executed any power of attorney with respect to Taxes which will continue in effect after the Closing other than any customary powers of attorney entered into with the Company’s Tax Return preparer or payroll provider solely for the purpose of filing Tax Returns on behalf of the Company.

(d) Except as set forth on Section 4.16(d) of the Volato Disclosure Schedule, except as would not be material to Volato and its Subsidiaries, taken as a whole, Volato and its Subsidiaries have: (i) complied with all applicable Laws relating to the payment, reporting and withholding (including any amount not withheld because of exemption or similar circumstance) of Taxes; (ii) within the manner prescribed by applicable Law, remitted to the proper Governmental Authority (or is properly holding for such remittance) all amounts required to be so withheld and remitted in connection with any amounts paid or owing to any employee, independent contractor, creditor, member, or other third party; (iii) properly collected and remitted sales, value added, and similar Taxes with respect to sales made to, or purchases made by, its customers or users; and (iv) as applicable, received and retained the appropriate certification or similar documentation to establish an exemption from withholding.

(e) Except as set forth on Section 4.16(e) of the Volato Disclosure Schedule, (i) no deficiencies of Taxes with respect to Volato or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Authority in writing that have not been timely paid in full; and (ii) there is no dispute, audits, examinations, assessments or other actions concerning any Tax liability of Volato and its Subsidiaries pending or threatened by any Governmental Authority against, or with respect to, Volato and its Subsidiaries that remains unpaid, and none of Volato and its Subsidiaries has received written notice of any threatened audits, examinations or assessments relating to any Taxes.

(f) Except as set forth on Section 4.16(f) of the Volato Disclosure Schedule, (i) there are no pending (or, based on written notice, threatened) material audits, assessments, examinations or other actions for or relating to any liability in respect of Taxes of Parent or any of its Subsidiaries; and (ii) neither Volato nor any of its Subsidiaries has granted a waiver of any statute of limitations in respect of a material amount of Taxes or an extension of time with respect to a material Tax assessment or deficiency that, in each case, is currently in effect.

(g) None of Volato and its Subsidiaries has waived any statute of limitations in respect of Taxes (other than as a result of any extension to file a Tax Return that is automatically granted) or agreed to, or requested, any extension of time with respect to a Tax assessment or deficiency, in each case that is in effect as of the date hereof.

(h) None of Volato and its Subsidiaries has constituted a “distributing corporation” or “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

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(i) None of Volato and its Subsidiaries has entered into or been a party to any “listed transaction” within the meaning of Treasury regulations Section 1.6011-4(b)(2) for a taxable period for which the applicable statute of limitations remains open.

(j) None of Volato and its Subsidiaries are party to any agreements relating to the allocation or sharing of Taxes, including Tax indemnity agreements, other than customary commercial contracts entered into in the Ordinary Course of Business the primary purpose of which does not relate to Tax.

(k) None of Volato and its Subsidiaries (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (or similar provision of local, state or non-U.S. Law), other than any affiliated group of which Volato is the common parent or (ii) has any liability for the Taxes of any Person (other than any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of local, state or non-U.S. Law) as a transferee or successor, or by contract other than customary commercial contracts entered into in the Ordinary Course of Business the primary purpose of which does not relate to Tax.

(l) Except as set forth on Section 4.16(l) of the Volato Disclosure Schedule, (i) none of Volato and its Subsidiaries is subject to Tax in any jurisdiction other than the jurisdiction in which it is organized, by virtue of having a permanent establishment, fixed place of business or, otherwise; and (ii) as of the date hereof, no claim has been made by a Governmental Authority in a jurisdiction where Volato or any of its Subsidiaries does not file Tax Returns that Volato or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(m) Volato is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code in the last five (5) years.

(n) Neither Volato nor any of its Subsidiaries is aware of any facts or circumstances or has taken or agreed to take or refrain from taking any action, in each case, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

4.17. Employee and Labor Matters; Benefit Plans.

(a) Except as set forth on Section 4.17(a) of the Volato Disclosure Schedule, (i) Volato is, and has been in compliance with all applicable Laws and Orders governing labor or employment, including Laws and Orders relating to employment practices, wages, hours, leaves, harassment, retaliation, equal employment opportunity, reasonable accommodations, break and meal periods, occupational safety and health, workers’ compensation, immigration and other terms and conditions of employment (including the proper classification and compensation of employees for purposes of the Fair Labor Standards Act and cognate state laws) and Laws and Orders in respect of any reduction in force, including notice, information and consultation requirements; and (ii) Volato does not have, or has not had, any material liability with respect to any misclassification of any person as an independent contractor, consultant, temporary worker or contingent worker rather than as an “employee,” or with respect to any employee leased from another employer.

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(b) Volato is not a party to, nor does it have a duty to bargain for or is currently negotiating in connection with entering into, any collective bargaining agreement or other Contract with a labor union or works council representing any of its employees, there are no labor organizations representing any employees of Volato and, as of the date hereof, there is not any attempt to organize any employees of Volato for the purpose of forming or joining a labor union or works council. To the date hereof, there has been no strike, slowdown, picketing, lockout, job action, work stoppage, union organizing activity or other labor dispute, or any threat thereof, affecting Volato or any of its employees.

(c) Except as set forth on Section 4.17(c) of the Volato Disclosure Schedule, there is not, and has not been, any Legal Proceeding pending, or threatened in writing relating to employment, including relating to wages and hours, leave of absence, break and meal periods, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy or long-term-disability policy, safety, retaliation, libel, wrongful discharge, harassment, reasonable accommodations, immigration or discrimination matters involving any employee of Volato, including unfair labor practices, misclassification of independent contractors or consultants, unlawful retaliation, discrimination or harassment complaints, in each case that is material to Volato, taken as a whole.

(d) Except as set forth on Section 4.17(d) of the Volato Disclosure Schedule, within the past three (3) years, Volato has not implemented any plant closing or layoff of employees that (in either case) violated the United States Worker Adjustment and Retraining Notification Act, as amended, or any similar state, local or foreign law (together, “WARN”) and Volato has not incurred any material liability under WARN that remains unsatisfied.

(e) Section 4.17(e) of the Volato Disclosure Schedule sets forth a correct and complete list of each material Volato Employee Plan. Volato has made available to Company, with respect to each material Volato Employee Plan, accurate and complete copies (as applicable) of: (i) all plan documents and all amendments thereto, and all related trust or other funding documents, and in the case of unwritten material Volato Employee Plans, a written description of the material terms thereof, (ii) the most recent determination letter or opinion letter issued by the IRS or the United States Department of Labor, (iii) the most recently filed annual return/report (Form 5500) and accompanying schedules and attachments thereto, (iv) the most recently prepared actuarial report and financial statements, (v) the most recent prospectus or summary plan descriptions and any material modifications thereto and (vi) all material correspondence with a Governmental Authority received in the last three (3) years with respect to such Volato Employee Plan.

(f) Each Volato Employee Plan that is intended to be qualified under Section 401(a) of the Code has received or is permitted to rely upon a favorable determination or opinion letter that it is so qualified, and there are no circumstances that would reasonably be expected to cause the loss of such qualification.

(g) Each Volato Employee Plan has been operated, maintained and administered in compliance with its terms and with the requirements prescribed by applicable Laws, including ERISA and the Code. As of the date hereof, no Legal Proceeding or governmental audit is pending with respect to any Volato Employee Plan (other than routine claims for benefits) and, no such Legal Proceeding or governmental audit is threatened; and there are no governmental investigations pending or threatened in connection with any Volato Employee Plan, the assets of any trust under any Volato Employee Plan or the plan sponsor, the plan administrator or any fiduciary under any Volato Employee Plan.

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(h) Neither Volato nor any of its respective directors, officers, employees or agents has, with respect to any Volato Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, that could reasonably be expected to result in the imposition of a future penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to Volato or any Volato Employee Plan or for which Volato has any future indemnification obligation, except, in each case, as would not reasonably be expected, individually or in the aggregate, to result in material liability to Volato.

(i) None of Volato nor any of its respective ERISA Affiliates sponsors, maintains or contributes or is obligated to contribute to, or has ever sponsored, maintained or contributed or been obligated to contribute to, or has or is reasonably expected to have any direct or indirect liability with respect to, any (i) plan subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” within the meaning of Section 4001(a)(3) or 3(37) of ERISA, (iii) “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA), (iv) “multiple employer welfare arrangement” within the meaning of Section 3(40)(A) of ERISA, or (v) any health or other welfare arrangement that is self-insured by Volato.

(j) No Volato Employee Plan provides for, and Volato does not have any present or future obligation to provide, post-retirement or post-termination health, life insurance or other welfare benefits except as required under Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or similar state Law.

(k) Volato does not have any obligation to pay or provide any tax “gross-up” or similar “make-whole” payments or indemnities to any current or former employee, officer, director or other service provider of Volato.

(l) To the extent applicable, all Volato Employee Plans maintained primarily for the benefit of employees outside of the United States comply with applicable Laws, and all such plans that are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based on reasonable actuarial assumptions, except, in each case, as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, material liability to Volato.

(m) Neither the execution of this Agreement, nor the consummation of the Merger (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Section 280G of the Code) with respect to Volato of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Section 280G of the Code), determined without regard to the application of Section 280G(b)(5) of the Code.

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(n) Each Volato Employee Plan that is a “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) has been operated and maintained in compliance in all material respects with the requirements of Section 409A of the Code and the applicable guidance thereunder.

4.18. Environmental Matters. Volato and each of its Subsidiaries has complied with all applicable Environmental Laws, which compliance includes the possession by Volato of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a Volato Material Adverse Effect. Neither Volato nor any of its Subsidiaries has received any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that Volato or any of its Subsidiaries is not in compliance with any Environmental Law, and, there are no circumstances that may prevent or interfere with Volato’s or any of its Subsidiaries’ compliance with any Environmental Law in the future. (i) No current or prior owner of any property leased or controlled by Volato or any of its Subsidiaries has received any written notice or other communication relating to property owned or leased at any time by Volato or any of its Subsidiaries, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or Volato or any of its Subsidiaries is not in compliance with or violated any Environmental Law relating to such property and (ii) neither Volato nor any of its Subsidiaries has any material liability under any Environmental Law.

4.19. Insurance. Volato has made available to the Company accurate and complete copies or summaries of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Volato and its Subsidiaries (including Merger Sub). Each of such insurance policies is in full force and effect and Volato and its Subsidiaries (including Merger Sub) are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, neither Volato nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Each of Volato and its Subsidiaries (including Merger Sub) has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against Volato or such Subsidiary for which Volato or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Volato or any of its Subsidiaries of its intent to do so.

4.20. Transactions with Affiliates. Except as disclosed under Volato SEC Documents, no event has occurred that would be required to be reported by Volato pursuant to Item 404 of Regulation S-K promulgated by the SEC. Section 4.20 of the Volato Disclosure Schedule identifies each Person who is (or who may be deemed to be) an Affiliate of Volato as of the date of this Agreement.

4.21. No Financial Advisors. Except as set forth on Section 4.21 of the Volato Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Volato.

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4.22. Valid Issuance. The Volato Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

4.23. Privacy and Data Security. Each of Volato and its Subsidiaries has complied with all applicable Privacy Laws, including with respect to the collection, acquisition, use, storage and transfer (including cross-border transfer) of Personal Information. Volato and its Subsidiaries have complied in all material respects with each of their respective Privacy Policies, if applicable and required. Volato and its Subsidiaries maintain commercially reasonable policies, procedures and security measures with respect to the physical and electronic security and privacy of Personal Information that are designed to achieve compliance in all material respects with Privacy Laws, and Volato and its Subsidiaries are in compliance in all material respects with such policies and procedures. There have been no material breaches or material violations of any security measures of Volato and its Subsidiaries, or any material unauthorized access, use or disclosure of any Personal Information. None of Volato and its Subsidiaries has received written notice (or, any other communication) of (a) any material violation or breach, or alleged material violation or breach, of Privacy Laws and/or Privacy Policies, or (b) any claims against any of Volato and its Subsidiaries by any Person, and there is no Legal Proceeding pending or, threatened against any of Volato and its Subsidiaries, alleging a violation or breach of Privacy Laws and/or Privacy Policies.

4.24. Anti-Corruption.

(a) In the past five (5) years, neither Volato nor Merger Sub, nor any director or officer or, any employee of Volato or Merger Sub (acting in the capacity of a director, officer or employee of Volato or Merger Sub) or, to the Knowledge of Volato or Merger Sub, any representative or agent of Volato or Merger Sub (acting in the capacity of a representative or agent of Volato or Merger Sub), has directly or indirectly (i) given any funds (whether of Volato or Merger Sub or otherwise) for unlawful contributions, unlawful gifts or unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to, or otherwise unlawfully provided anything of value to, any foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or solicited or accepted any such payment or thing of value, or (iii) violated any provision of any Anti-Corruption Law. In the past five (5) years, neither Volato nor Merger Sub, nor any director or officer or, any employee of Volato or Merger Sub (acting in the capacity of a director, officer or employee of Volato or Merger Sub) or, to the Knowledge of Volato, any representative or agent of Volato or Merger Sub (acting in the capacity of a representative or agent of Volato or Merger Sub), has not received any written communication (or, to the Knowledge of Volato, any other communication) that alleges any of the foregoing. Volato has disclosed to the Company any and all allegations that have been made of any potential wrongdoing by Volato, Merger Sub, or by any director, officer, employee, agent or representative of Volato or Merger Sub (acting in the capacity of a director, officer, employee, agent or representative of Volato or Merger Sub) with respect to any Anti-Corruption Law.

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(b) There are not, and in the past five (5) years, there have not been, any Legal Proceedings with respect to any Anti-Corruption Law pending or threatened against Volato, Merger Sub, any director or officer or any employee of Volato or Merger Sub (acting in the capacity of a director, officer or employee of Volato or Merger Sub) or, to the Knowledge of Volato, any representative or agent of Volato or Merger Sub (acting in the capacity of a representative or agent of Volato or Merger Sub). Neither Volato nor Merger Sub, nor any director or officer or any employee of Volato or Merger Sub (acting in the capacity of a director, officer or employee of Volato or Merger Sub) or any representative or agent of Volato or Merger Sub (acting in the capacity of a representative or agent of Volato or Merger Sub), has made any disclosure (voluntary or otherwise) to any Governmental Authority with respect to any alleged irregularity, misstatement, omission or other potential violation or liability arising under or relating to any Anti-Corruption Law.

4.25. Sanctions Laws. Neither Volato nor Merger Sub, nor any director or officer or any employee of Volato nor Merger Sub (acting in the capacity of a director, officer or employee of Volato or Merger Sub) or, to the Knowledge of Volato, any representative or agent of Volato nor Merger Sub (acting in the capacity of a representative or agent of Volato nor Merger Sub), (a) has been in violation of any Sanctions Laws, or (b) has been or was charged by any Governmental Authority with or has made any voluntary disclosure or paid any fine or penalty to any Governmental Authority concerning, or has been investigated for, a violation of any Sanctions Laws. There are not, and there have not been, any Legal Proceedings, allegations, investigations or inquiries concerning any actual or suspected violations of any Sanctions Law pending or threatened in writing against Volato, any director or officer or any employee of Volato nor Merger Sub (acting in the capacity of a director, officer or employee of Volato nor Merger Sub) or, to the Knowledge of Volato, any representative or agent of Volato nor Merger Sub (acting in the capacity of a representative or agent of Volato nor Merger Sub). Neither Volato nor Merger Sub, nor any director, officer or employee of any of Volato or Merger Sub, is a Sanctioned Person. Neither Volato nor Merger Sub has had, directly or indirectly, any unlawful transactions with or unlawful investments in any Sanctioned Person or Sanctioned Country.

4.26. No Other Representations or Warranties. Volato hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither the Company nor any of its Subsidiaries nor any other person on behalf of the Company or its Subsidiaries makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or with respect to any other information provided to Volato, Merger Sub or stockholders or any of their respective Affiliates in connection with the Contemplated Transactions, and (subject to the express representations and warranties of the Company set forth in Section 3 (in each case as qualified and limited by the Company Disclosure Schedule)) none of Volato, Merger Sub nor any of their respective Representatives or stockholders, has relied on any such information (including the accuracy or completeness thereof).

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Section 5. Certain Covenants of the Parties.

5.1. Operation of Volato’s Business.

(a) Except (i) as expressly contemplated or permitted by this Agreement, or (ii) as required by applicable Law, during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 10 and the Effective Time (the “Pre-Closing Period”), Volato shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (x) conduct its business and operations in the Ordinary Course of Business and in material compliance with all applicable Law and the requirements of all Contracts that constitute Volato Contracts and (y) continue to pay material outstanding accounts payable and other material current Liabilities (including payroll) when due and payable.

(b) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 5.1(b) of the Volato Disclosure Schedule, (iii) as required by applicable Law, or (iv) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Volato shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for shares of Volato Common Stock from terminated employees, directors or consultants of Volato);

(ii) sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: (A) any capital stock or other security (except for Volato Common Stock issued upon the valid exercise or settlement of outstanding Volato Options or Volato Warrants, as applicable), (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security;

(iii) except as required to give effect to anything in contemplation of the Closing, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(v) (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others or (D) make any capital expenditure or commitment;

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(vi) (A) adopt, establish or enter into any Volato Employee Plan, including, for avoidance of doubt, any equity awards plans, (B) cause or permit any Volato Employee Plan to be amended other than as required by Law or in order to make amendments for the purposes of compliance with Section 409A of the Code, (C) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, (D) increase or amend the severance or change of control benefits offered to any current or new employees, directors or consultants, or (E) hire or engage any officer, or, employee; provided, however, that consultants may be retained on terms permitting termination by Volato without notice to provide supplemental support services as reasonably may be needed by Volato, or to fill vacancies to the extent such positions are existing as of the date hereof and which vacancies occur after the date hereof;

(vii) enter into any material transaction;

(viii) acquire any material asset or sell, lease, license or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties;

(ix) sell, assign, transfer, license, sublicense or otherwise dispose of any Volato Intellectual Property;

(x) withdraw any patent applications that have been submitted with the relevant patent agencies, or delay in responding any inquiries from the relevant patent agencies with respect to the submitted patent applications;

(xi) (A) make, change or revoke any Tax election; (B) file any amended income or other material Tax Return; (C) adopt or change any material accounting method in respect of Taxes; (D) enter into any material Tax closing agreement, settle any Tax claim or assessment; (E) consent to any extension or waiver of the limitation period applicable to or relating to any Tax claim or assessment (other than as a result of any extension to file a Tax Return that is automatically granted); or (F) apply for or surrender any claim for Tax refund;

(xii) waive, settle or compromise any pending or threatened Legal Proceeding against Volato or any of its Subsidiaries;

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(xiii) delay or fail to repay when due any material obligation, including accounts payable and accrued expenses (provided, however, that any such accounts payable or accrued expenses need not be paid if the validity or amount thereof shall at the time be contested in good faith);

(xiv) forgive any loans to any Person, including its employees, officers, directors or Affiliate;

(xv) terminate or modify, or fail to exercise renewal rights with respect to, any insurance policy;

(xvi) (A) materially change pricing or royalties or other payments set or charged by Volato or any of its Subsidiaries to its customers or licensees or (B) agree to materially change pricing or royalties or other payments set or charged by Persons who have licensed Intellectual Property to Volato or any of its Subsidiaries;

(xvii) enter into, amend or terminate any Volato Contract; or

(xviii) agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Volato prior to the Effective Time. Prior to the Effective Time, Volato shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

(c) Notwithstanding the restrictions set forth in Section 5.1(a) and Section 5.1(b) above, such restrictions shall not apply to the matters set forth on Section 5.1(c) of the Volato Disclosure Schedule.

(d) During the Lock-Up Period, none of the Volato Consenting Shareholders shall not (i) offer, sell, contract to sell, pledge, grant any option to purchase, lend or otherwise dispose of any Volato Capital Stock, or any options or warrants to purchase any Volato Capital Stock (ii) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition (whether by the undersigned or someone other than the undersigned), or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any Volato Capital Stock.

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5.2. Operation of the Company’s Business.

(a) Except (i) as expressly contemplated or permitted by this Agreement, including the Subscription Agreement, (ii) as set forth in Section 5.2(a) of the Company Disclosure Schedule, (iii) as required by applicable Law, or (iv) with the prior written consent of Volato (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to conduct its business and operations in the Ordinary Course of Business and in material compliance with all applicable Law and the requirements of all Contracts that constitute Company Material Contracts.

(b) Except (i) as expressly contemplated or permitted by this Agreement, including the Subscription Agreement, (ii) as set forth in Section 5.2(b) of the Company Disclosure Schedule, (iii) as required by applicable Law, or (iv) with the prior written consent of Volato (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, the Company shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of Company Capital Stock or other securities (except for shares of Company Common Stock from terminated employees, directors or consultants of the Company);

(ii) except as required to give effect to anything in contemplation of the Closing, amend any of its or its Subsidiaries’ Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iii) other than in the Ordinary Course of Business, sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing actions with respect to more than 25% of the shares of Company Capital Stock outstanding as of the date of this Agreement: (A) any capital stock or other security of the Company or any of its Subsidiaries (except for shares of outstanding Company Common Stock issued upon the valid exercise of any options issued by the Company), (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security of the Company or any of its Subsidiaries;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

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(v) (A) adopt, establish or enter into any Company Employee Plan, including, for the avoidance of doubt, any equity awards plans, (B) cause or permit any Company Employee Plan to be amended other than as required by Law or in order to make amendments for the purposes of compliance with Section 409A of the Code, (C) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, (D) increase or amend the severance or change of control benefits offered to any current or new employees, directors or consultants, or (E) hire or engage any officer or employee;

(vi) sell, assign, transfer, license, sublicense or otherwise dispose of any material Company Intellectual Property (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);

(vii) (A) make, change or revoke any material Tax election; (B) file any amended income or other material Tax Return; (C) adopt or change any material accounting method in respect of Taxes; (D) enter into any material Tax closing agreement, settle any material Tax claim or assessment; (E) consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment (other than as a result of any extension to file a Tax Return that is automatically granted); or (F) apply for or surrender any claim for Tax refund;

(viii) forgive any loans to any Person, including its employees, officers, directors or Affiliate;

(ix) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(x) agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give Volato, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

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5.3. Access and Investigation.

(a) Subject to the terms of the confidentiality obligations set forth in the term sheet between the Company and Volato dated June 12, 2025, which the Parties agree will continue in full force following the date of this Agreement, during the Pre-Closing Period, upon reasonable notice, Volato, on the one hand, and the Company, on the other hand, shall and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel, property and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries, (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request, (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary, and (d) make available to the other Party copies of any material notice, report or other document filed with or sent to or received from any Governmental Authority in connection with the Contemplated Transactions. Any investigation conducted by either Volato or the Company pursuant to this Section 5.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party.

(b) Notwithstanding anything herein to the contrary in this Section 5.3, no access or examination contemplated by this Section 5.3 shall be permitted to the extent that it would require any Party or its Subsidiaries to waive the attorney-client privilege or attorney work product privilege, or violate any applicable Law; provided, that such Party or its Subsidiary (i) shall be entitled to withhold only such information that may not be provided without causing such violation or waiver, (ii) shall provide to the other Party all related information that may be provided without causing such violation or waiver (including, to the extent permitted, redacted versions of any such information) and (iii) shall enter into such effective and appropriate joint-defense agreements or other protective arrangements as may be reasonably requested by the other Party in order that all such information may be provided to the other Party without causing such violation or waiver.

5.4. No Solicitation.

(a) Each of Volato and the Company agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making or submission of any Acquisition Proposal or Acquisition Inquiry, (ii) furnish any non-public information regarding Volato or the Company (as applicable) to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry, (iii) engage in discussions or negotiations (other than to inform any Person of the existence of the provisions of this Agreement) with any Person with respect to any Acquisition Proposal or Acquisition Inquiry, (iv) approve, endorse or recommend any Acquisition Proposal (except as provided in Section 6.2 and Section 6.3), (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction (except as provided in Section 6.2 and Section 6.3), or (vi) publicly propose, resolve or agree to do any of the foregoing (except as provided in Section 6.2 and Section 6.3).

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(b) If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than one (1) Business Day after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). Such Party shall keep the other Party reasonably informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or material proposed modification thereto.

(c) Each Party shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and request the destruction or return of any nonpublic information provided to such Person.

5.5. Notification of Certain Matters. During the Pre-Closing Period, each of the Company, on the one hand, and Volato, on the other hand, shall promptly notify the other (and, if in writing, furnish copies of) if any of the following occurs: (a) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions, (b) any Legal Proceeding against or involving or otherwise affecting such Party or its Subsidiaries is commenced, or, to the Knowledge of such Party, threatened against such Party or, to the Knowledge of such Party, any director, officer or Volato Key Employee or Company Key Employee (as applicable) of such Party, (c) such Party becomes aware of any inaccuracy in any representation or warranty made by such Party in this Agreement or (d) the failure of such Party to comply with any covenant or obligation of such Party; in each case that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 7, Section 8 or Section 9, as applicable, impossible or materially less likely. No such notice shall be deemed to supplement or amend the Company Disclosure Schedule or the Volato Disclosure Schedule for the purpose of (x) determining the accuracy of any of the representations and warranties made by the Company in this Agreement or (y) determining whether any condition set forth in Section 7, Section 8 or Section 9 has been satisfied. Any failure by either Party to provide notice pursuant to this Section 5.5 shall not be deemed to be a breach for purposes of Section 8.2 or Section 9.2, as applicable, unless such failure to provide such notice was knowing and intentional.

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Section 6. Additional Agreements of the Parties.

6.1. Registration Statement, Proxy Statement.

(a) As promptly as practicable after the date of this Agreement, (i) Volato, in cooperation with the Company, shall prepare and file with the SEC a proxy statement relating to the Volato Stockholder Meeting to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the “Proxy Statement”) and (ii) Volato, in cooperation with the Company, shall undertake commercially reasonable efforts to prepare and file with the SEC a registration statement on Form S-4 (the “Form S-4”), in which the Proxy Statement shall be included as a part (the Proxy Statement and the Form S-4, collectively, the “Registration Statement”), in connection with the registration under the Securities Act of the shares of Volato Common Stock to be issued by virtue of the Contemplated Transactions. Volato shall use commercially reasonable efforts to (i) cause the Registration Statement to comply with applicable rules and regulations promulgated by the SEC, (ii) cause the Registration Statement to become effective as promptly as practicable, (iii) respond promptly to any comments or requests of the SEC or its staff related to the Registration Statement. Volato shall take all or any action required under any applicable federal, state, securities and other Laws in connection with the issuance of shares of Volato Common Stock pursuant to the Contemplated Transactions. Each of the Parties shall reasonably cooperate with the other Party and furnish all information concerning itself and their Affiliates, as applicable, to the other Parties that is required by Law to be included in the Registration Statement as the other Parties may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement.

(b) Volato covenants and agrees that the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith) will (i) comply as to form in all material respects with the requirements of applicable U.S. federal securities laws and the DGCL as well as the SEC form requirements, and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company covenants and agrees that the information supplied by or on behalf of the Company to Volato for inclusion in the Registration Statement (including the Company Financial Statements) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Party makes any covenant, representation or warranty with respect to statements made in the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information provided by the other Party or any of its Representatives regarding such other Party or its Affiliates for inclusion therein.

(c) Volato shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to Volato’s stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. If at any time before the Effective Time, (i) Volato, Merger Sub or the Company (A) become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement or Proxy Statement, (B) receives notice of any SEC request for an amendment or supplement to the Registration Statement or for additional information related thereto, or (C) receives SEC comments on the Registration Statement, or (ii) the information provided in the Registration Statement has become “stale” and new information should be disclosed in an amendment or supplement to the Registration Statement, as the case may be, then such Party, as the case may be, shall promptly inform the other Parties thereof and shall cooperate with such other Parties in Volato filing such amendment or supplement with the SEC (and, if appropriate, in mailing such amendment or supplement to the Volato stockholders) or otherwise addressing such SEC request or comments and each Party and shall use their commercially reasonable efforts to cause any such amendment to become effective, if required. Volato shall promptly notify the Company if it becomes aware (1) that the Registration Statement has become effective, (2) of the issuance of any stop order or suspension of the qualification or registration of the Volato Common Stock issuable in connection with the Contemplated Transactions for offering or sale in any jurisdiction, or (3) any order of the SEC related to the Registration Statement, and shall promptly provide to the Company copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or staff of the SEC, on the other hand, with respect to the Registration Statement and all orders of the SEC relating to the Registration Statement.

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(d) The Company shall reasonably cooperate with Volato and provide, and cause its Representatives to provide, Volato and its Representatives, with all true, correct and complete information regarding the Company that is required by Law to be included in the Registration Statement or reasonably requested by Volato to be included in the Registration Statement (collectively, the “Company Required S-4 Information”). Without limiting the foregoing, the Company will use commercially reasonable efforts to cause to be delivered to Volato a consent letter of the Company’s independent accounting firm, dated no more than three (3) Business Days before the date on which the Registration Statement is filed with the SEC (and reasonably satisfactory in form and substance to Volato), that is customary in scope and substance for consent letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. The Company and its legal counsel shall be given reasonable opportunity to review and comment on the Registration Statement, including all amendments and supplements thereto, prior to the filing thereof with the SEC, and on the response to any comments of the SEC on the Registration Statement, prior to the filing thereof with the SEC. Volato may not file the Registration Statement, or any amendment or supplement thereto, without the prior consent of the Company, provided that Volato has included the Company Required S-4 Information in the Registration Statement in substantially the same form as it was provided to Volato by the Company pursuant to this Section 6.1; provided, further, that if the prior consent of the Company is not obtained then, notwithstanding anything else herein, the Company makes no covenant or representation regarding the portion of such information supplied by or on behalf of the Company to Volato for inclusion in such Registration Statement that the Company reasonably identifies prior to such filing of the Registration Statement.

(e) As promptly as reasonably practicable following the date of this Agreement, the Company will furnish to Volato (i) audited financial statements for each of its fiscal years required to be included in the Registration Statement along with auditor consent (the “Company Audited Financial Statements”) and (ii) unaudited interim financial statements for each interim period completed prior to Closing that would be required to be included in the Registration Statement or any periodic report due prior to the Closing if the Company were subject to the periodic reporting requirements under the Securities Act or the Exchange Act (the “Company Interim Financial Statements”). Each of the Company Audited Financial Statements and the Company Interim Financial Statements will be suitable for inclusion in the Registration Statement and prepared in accordance with GAAP as applied on a consistent basis during the periods involved (except in each case as described in the notes thereto) and on that basis will present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity and cash flows of the Company as of the dates of and for the periods referred to in the Company Audited Financial Statements or the Company Interim Financial Statements, as the case may be.

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6.2. Company Stockholder Written Consent.

(a) Promptly after the Registration Statement has been declared effective under the Securities Act, and in any event no later than sixty (60) days thereafter, the Company shall have obtained the approval by written consent from Company stockholders sufficient for the Required Company Stockholder Vote in lieu of a meeting pursuant to the applicable provisions of the NRS, for purposes of (i) adopting and approving this Agreement and the Contemplated Transactions, (ii) acknowledging that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares in accordance with the applicable provisions of this Agreement and the NRS and (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its capital stock under the NRS (the “Company Stockholder Written Consents”). Under no circumstances shall the Company assert that any other approval or consent is necessary by its stockholders to approve this Agreement and the Contemplated Transactions.

(b) The Company agrees that: (i) the Company Board shall recommend that the Company’s stockholders vote to adopt and approve this Agreement and the Contemplated Transactions (the recommendation of the Company Board that the Company’s stockholders vote to adopt and approve this Agreement being referred to as the “Company Board Recommendation”) and (ii) except as provided in Section 6.2(c), the Company Board Recommendation shall not be withdrawn or modified (and the Company Board shall not publicly propose to withdraw or modify the Company Board Recommendation) in a manner adverse to Volato, and no resolution by the Company Board or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Volato or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed.

(c) Notwithstanding anything to the contrary contained in Section 6.2(b), and subject to compliance with Section 5.4 and Section 6.2, if at any time prior to approval and adoption of this Agreement by the Required Company Stockholder Vote, the Company receives a Superior Offer, the Company Board may withhold, amend, withdraw or modify the Company Board Recommendation (or publicly propose to withhold, amend, withdraw or modify the Company Board Recommendation) in a manner adverse to Volato (collectively, a “Company Board Adverse Recommendation Change”), if, but only if, following the receipt of and on account of such Superior Offer, (i) the Company Board (or a committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (ii) the Company has, and has caused its financial advisors and outside legal counsel to, during the Company Notice Period (as defined below) negotiated with Volato to the extent required by clause (y) below and (iii) if after Volato shall have delivered to the Company a written offer to alter the terms or conditions of this Agreement during the Company Notice Period pursuant to clause (y) of the proviso to this sentence, the Company Board (or a committee thereof) shall have determined in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law (after taking into account such alterations of the terms and conditions of this Agreement); provided that (x) Volato receives written notice from the Company confirming that the Company Board has determined to change its recommendation at least four (4) Business Days in advance of the Company Board Adverse Recommendation Change (the “Company Notice Period”), which notice shall include a description in reasonable detail of the reasons for such Company Board Adverse Recommendation Change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer, (y) during any Company Notice Period, Volato shall be entitled to deliver to the Company one or more counterproposals to such Acquisition Proposal and the Company will, and cause its Representatives to, negotiate with Volato in good faith (to the extent Volato desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, to attempt to make the applicable Acquisition Proposal cease to constitute a Superior Offer and (z) in the event of any material amendment to any Superior Offer (including any revision in the amount, form or mix of consideration the Company’s stockholders would receive as a result of such potential Superior Offer), the Company shall be required to provide Volato with notice of such material amendment and the Company Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remain in the Company Notice Period following such notification during which the parties shall comply again with the requirements of this Section 6.2(c) and the Company Board shall not make a Company Board Adverse Recommendation Change prior to the end of such Company Notice Period as so extended (it being understood that there may be multiple extensions).

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(d) The Company’s obligation to solicit the consent of its stockholders to sign the Company Stockholder Written Consents in accordance with Section 6.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Acquisition Inquiry, Acquisition Proposal or Company Board Adverse Recommendation Change.

6.3. Volato Stockholder Meeting.

(a) Volato shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Volato Common Stock to consider and vote upon the Volato Stockholder Matters and, if mutually agreed between the parties, the routine annual meeting approvals in compliance with NYSE (the “Volato Stockholder Meeting”). The Volato Stockholder Meeting shall be held as promptly as practicable after the date that the Registration Statement is declared effective under the Securities Act, and in any event, no later than sixty (60) days after the effective date of the Registration Statement. Volato shall take reasonable measures to ensure that all proxies solicited in connection with the Volato Stockholder Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of the Volato Stockholder Meeting, or a date preceding the date on which the Volato Stockholder Meeting is scheduled, Volato reasonably believes that (i) it will not receive proxies sufficient to obtain the Required Volato Stockholder Vote, whether or not a quorum would be present, or (ii) it will not have sufficient shares of Volato Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Volato Stockholder Meeting, Volato may, with the prior written consent of the Company, postpone or adjourn, or make one or more successive postponements or adjournments of, the Volato Stockholder Meeting as long as the date of the Volato Stockholder Meeting is not postponed or adjourned more than an aggregate of sixty (60) days in connection with any postponements or adjournments, provided, however, that more than one postponement or adjournment shall not be permitted without the Company’s prior written consent.

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(b) Subject to Section 6.3, Volato agrees that (i) the Volato Board shall recommend that the holders of Volato Common Stock vote to approve the Volato Stockholder Matters and (ii) the Proxy Statement shall include a statement to the effect that the Volato Board recommends that Volato’s stockholders vote to approve the Volato Stockholder Matters (such recommendation of the Volato Board being referred to as the “Volato Board Recommendation”). In addition, the Volato Board shall recommend that the holders of Volato Common Stock vote to approve the other Volato Stockholder Matters (the “Volato Second Board Recommendation”).

(c) Notwithstanding anything to the contrary contained in Section 6.3(b), and subject to compliance with Section 5.4 and this Section 6.3(c), if at any time prior to approval and adoption of this Agreement by the Required Volato Stockholder Vote, if Volato receives a Superior Offer, the Volato Board may withhold, amend, withdraw or modify the Volato Board Recommendation (or publicly propose to withhold, amend, withdraw or modify the Volato Board Recommendation) in a manner adverse to the Company (collectively, a “Volato Board Adverse Recommendation Change”), approve, endorse or recommend an Acquisition Proposal that constitutes a Superior Offer or enter into any agreement or other Contract contemplating or otherwise relating to an Acquisition Proposal that constitutes a Superior Offer, if, but only if, following the receipt of and on account of such Superior Offer: (i) the Volato Board (or a committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (ii) Volato has, and has caused its financial advisors and outside legal counsel to, during the Volato Notice Period (as defined below) negotiated with the Company to the extent required by clause (y) below, and (iii) if after the Company shall have delivered to the Company a written offer to alter the terms or conditions of this Agreement during the Volato Notice Period pursuant to clause (y) of the proviso to this sentence, the Volato Board (or a committee thereof) shall have determined in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law (after taking into account such alterations of the terms and conditions of this Agreement); provided that (x) the Company receives written notice from Volato confirming that the Volato Board has determined to change its recommendation at least four (4) Business Days in advance of the Volato Board Adverse Recommendation Change (the “Volato Notice Period”), which notice shall include a description in reasonable detail of the reasons for such Volato Board Adverse Recommendation Change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer, (y) during any Volato Notice Period, the Company shall be entitled to deliver to Volato one or more counterproposals to such Acquisition Proposal and Volato will, and cause its Representatives to, negotiate with the Company in good faith (to the extent the Company desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, to attempt to make the applicable Acquisition Proposal cease to constitute a Superior Offer and (z) in the event of any material amendment to any Superior Offer (including any revision in the amount, form or mix of consideration the Volato’s stockholders would receive as a result of such potential Superior Offer), Volato shall be required to provide the Company with notice of such material amendment and the Volato Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remain in the Volato Notice Period following such notification during which the parties shall comply again with the requirements of this Section 6.3(c) and the Volato Board shall not make an Volato Board Adverse Recommendation Change prior to the end of such Volato Notice Period as so extended (it being understood that there may be multiple extensions). In addition, notwithstanding anything to the contrary in Section 6.3(b), at any time prior to the adoption of this Agreement by the Required Volato Stockholder Vote, the Volato Board may withhold, amend, withdraw or modify the Volato Second Board Recommendation in its exercise of its fiduciary duties.

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(d) Nothing contained in this Agreement shall prohibit Volato or the Volato Board (or a committee thereof) from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that in no event shall this Section 6.3(d) permit a definitive Volato Board Adverse Recommendation Change without complying with the provisions of this Section 6.3. For the avoidance of doubt, no statement that Volato is unable to take a position or is considering its position or a “stop, look and listen” communication shall constitute an Volato Board Adverse Recommendation Change.

(e) Volato’s obligation to call, give notice of and hold the Volato Stockholder Meeting in accordance with Section 6.3(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or Acquisition Proposal, or by any Volato Board Adverse Recommendation Change (unless this Agreement is terminated in connection therewith).

6.4. Efforts; Regulatory Approvals.

(a) The Parties shall use reasonable best efforts to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions, (ii) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract to remain in full force and effect, (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

(b) Notwithstanding the generality of the foregoing, each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Authority with respect to the Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Authority.

(c) Without limiting the generality of the foregoing, Volato shall give the Company prompt written notice of any litigation against Volato and/or its directors relating to this Agreement or the Contemplated Transactions (“Volato Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and keep Company reasonably informed with respect to the status thereof. Volato will (i) give the Company the opportunity to participate in, but not control, the defense, settlement or prosecution of any Volato Transaction Litigation (to the extent that the attorney-client privilege is not waived, undermined, or otherwise adversely affected; provided that Volato and the Company will use commercially reasonable efforts to find alternative solutions to not undermine or adversely effect the privilege such as entering into common interest agreements, joint defense agreements or similar agreements), (ii) consult with the Company with respect to the defense, settlement and prosecution of any Volato Transaction Litigation and (iii) consider in good faith the Company’s advice with respect to such Volato Transaction Litigation. Volato will obtain the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) prior to settling or satisfying any such claim.

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6.5. Omitted.

6.6. Employee Benefits.

(a) Volato shall comply with the terms of any employment, severance, retention, change of control, or similar agreement specified under Section 4.17 or contemplated by Section 5.1(b) of the Volato Disclosure Schedule, subject to the provisions of such agreements.

(b) From and after the Effective Time, with respect to each benefit plan maintained by Volato that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA (each, a “Post-Closing Welfare Plan”) in which any current or former employee of Volato or the Company is or becomes eligible to participate (including under COBRA), Volato shall use commercially reasonable efforts to cause each such Post-Closing Welfare Plan to (i) waive all limitations as to pre-existing conditions, waiting periods, required physical examinations and exclusions with respect to participation and coverage requirements applicable under such Post-Closing Welfare Plan for such current or former Volato and his or her eligible dependents to the same extent that such pre-existing conditions, waiting periods, required physical examinations and exclusions would not have applied or would have been waived under the corresponding Volato Employee Plan, in which such current or former Volato employee was a participant immediately prior to his or her commencement of participation in such Post-Closing Welfare Plan, and (ii) provide each such current or former Volato employee and his or her eligible dependents with credit for any co-payments and deductibles paid in the plan year that includes the Effective Time, and prior to the date that, such current or former Volato employee commences participation in such Post-Closing Welfare Plan in satisfying any applicable co-payment or deductible requirements under such Post-Closing Welfare Plan for the applicable plan year, to the extent that such expenses were recognized for such purposes under the comparable Volato Employee Plan.

(c) This Section 6.6 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.6 shall confer upon any other Person any rights or remedies of any nature whatsoever. Nothing contained herein shall be construed to establish, amend or modify any benefit plan, program, agreement, or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 6.6 shall not create any right in any employee or any other Person to any continued employment with the Company, the Surviving Corporation, Volato or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

6.7. Reserved.

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6.8. No Indemnification; No Limitation on Liability. Each Party shall be responsible for the actions or inactions of itself, or its present or former directors, officers or shareholders (“D&O Parties”). Neither Party or its D&O Parties shall have any right under this Agreement or under other legal principle to be indemnified or reimbursed by the other Party or any of D&O Parties, provided, that nothing in this Agreement shall limit the liability of either Party or its D&O Parties, joint or several, arising out of gross negligence, fraud or willful misconduct of such party.

6.9. Disclosure. The Parties shall use their commercially reasonable efforts to agree to the text of any initial press release and Volato’s and/or the Company’s Current Report on Form 8-K announcing the execution and delivery of this Agreement. Without limiting any Party’s obligations under the Confidentiality Agreement, no Party shall, and no Party shall permit any of its Subsidiaries or any of its Representative to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing, such approval not to be unreasonably conditioned, withheld or delayed; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Law and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of the Company and Volato may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, or internal employee communications, so long as in each case any such statements or internal employee communications are consistent with previous press releases, public disclosures or public statements made by the Company or Volato in compliance with this Section 6.9. Notwithstanding the foregoing, Volato and Merger Sub need not consult with the Company in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 6.3 or relating thereto.

6.10. Listing. At or prior to the Effective Time, Volato shall use its commercially reasonable efforts to (a) maintain its listing on NYSE until the Effective Time and to obtain approval of the listing of the combined corporation on NYSE, and (b) to the extent required by the rules and regulations of NYSE, within five (5) days from the date of execution of this Agreement, prepare and submit to NYSE a notification form for the listing of the shares of Volato Common Stock to be issued in connection with the Contemplated Transactions, and to cause such shares to be approved for listing (subject to official notice of issuance). Each Party will reasonably promptly inform the other Party of all verbal or written communications between NYSE and such Party or its representatives. The Parties will use commercially reasonable efforts to coordinate with respect to compliance with NYSE rules and regulations.

6.11. Tax Matters.

(a) The Parties shall use reasonable best efforts (and each shall cause its Affiliates) to cause the Merger to qualify for the Intended Tax Treatment. No Party shall take any actions, or fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment. The Parties shall report the Contemplated Transactions for all applicable Tax purposes in a manner that is consistent with the Intended Tax Treatment. No Party shall take any position that is inconsistent with the Intended Tax Treatment during the course of any audit, litigation or other proceeding with respect to Taxes, in each case, unless otherwise required by a determination within the meaning of Section 1313(a) of the Code. The Parties shall comply with the recordkeeping and information reporting requirements imposed on them, including, but not limited to, those set forth in Treasury Regulation Section 1.368-3.

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(b) Volato shall promptly notify the Company if, at any time before the Effective Time, Volato becomes aware of any fact or circumstance that would reasonably be expected to prevent, cause a failure of, or impede the Merger from qualifying for the Intended Tax Treatment. The Company shall promptly notify Volato if, at any time before the Effective Time, the Company becomes aware of any fact or circumstance that would reasonably be expected to prevent, cause a failure of, or impede the Merger from qualifying for the Intended Tax Treatment.

(c) If, after good faith efforts by Volato, in cooperation with the Company, to respond to any comments from the SEC requiring or requesting that an opinion with respect to the Intended Tax Treatment be prepared and submitted in connection with the Registration Statement and Proxy Statement (or any other filing required by applicable Law) or the SEC’s review thereof (“Tax Opinion”), the SEC continues to request or require that a Tax Opinion be prepared and submitted, (i) each of Volato and the Company shall cause Dykema Gossett PLLC (or such other nationally recognized law or accounting firm reasonably satisfactory to Volato and the Company) and Sichenzia Ross Ference Carmel LLP (or such other nationally recognized law or accounting firm reasonably satisfactory to the Company and Volato), respectively, to furnish such opinions (as so required or requested and subject to customary assumptions and limitations) and (ii) Volato and the Company shall each deliver to Dykema Gossett PLLC (or such other nationally recognized law or accounting firm reasonably satisfactory to Volato and the Company) and Sichenzia Ross Ference Carmel LLP (or such other nationally recognized law or accounting firm reasonably satisfactory to the Company and Volato) a Tax certificate, dated as of the date the Registration Statement and Proxy Statement (or such other filing if required by applicable Law) shall have been declared effective by the SEC and signed by an officer of Volato or the Company, as applicable, containing customary representations and covenants reasonably acceptable to the Company and Volato, as applicable, in each case, as reasonably necessary and appropriate to enable such advisors to render such opinion (the “Tax Certificates”). Each of Volato and the Company shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the Tax certifications, covenants or representations included in the Tax Certificates.

(d) Volato and the Company shall reasonably cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer, sales, use, transfer, value added, stock transfer and stamp taxes, and transfer, recording, registration and other fees and similar Taxes which become payable in connection with the Merger that are required or permitted to be filed on or before the Effective Time. Each of Volato and the Company shall pay, without deduction from any consideration or other amounts payable or otherwise deliverable pursuant to this Agreement and without reimbursement from the other party, any such Taxes or fees imposed on it by any Governmental Authority, which becomes payable in connection with the Merger.

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(e) Without limiting the generality of Section 6.11(a), if the Company or Volato reasonably determines on advice of its counsel that there is a material risk that the Merger will not qualify for the Intended Tax Treatment, but would be reasonably expected to so qualify if a second-step merger of the Surviving Corporation into a limited liability company directly and wholly owned by Volato that is disregarded as an entity for U.S. federal income tax purposes were consummated (such second-step merger, the “Second Merger”), then the Company and Volato shall cause the Second Merger to be so consummated; provided, that if such Second Merger occurs, (i) the Merger and the Second Merger shall be treated as one integrated transaction for U.S. federal income tax purposes, (ii) the Second Merger shall be consummated in accordance with Nevada Law and as promptly as practicable following the Merger, and (iii) references to Volato or the Surviving Corporation (in each case, after the effective time of the Second Merger) and all other provisions of this Agreement shall be interpreted mutatis mutandis to take into account the change in structure of the business combination. For the avoidance of doubt, any such amendment described in this Section 6.11(e) shall not alter or change the amount, nature or mix of the Merger Consideration.

6.12. Legends. Volato shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any shares of Volato Common Stock to be received in the Merger by equity holders of the Company who may be considered “affiliates” of Volato for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Volato Common Stock.

6.13. Officers and Directors.

(a) The Volato Board shall take all necessary corporate action including any amendments to the certificate of incorporation of Volato to cause the following to occur as of the Effective Time: (i) the directors constituting the Volato Board shall comprise seven (7) directors duly nominated prior to the Effective Time, subject to such individuals’ ability and willingness to serve and shall include: (a) six (6) directors to be nominated by the Company; and (b) Matthew Liotta, who shall be a designated Class I director on the Volato Board from the Effective Time. In the event any designee identified becomes unable or unwilling to serve as a director on the Volato Board or executive officer of Volato as of the Effective Time, or as a chairperson of a committee or as chairman, a replacement for such designee shall be determined solely by the Company.

(b) The board of directors of the Surviving Corporation as of the Effective Time shall comprise of a designated number to be determined prior to the Effective Time, with the Company holding the right to appoint additional officers for the management of the Surviving Corporation.

6.14. Termination of Certain Agreements and Rights. Except as set forth on Section 6.14 of the Volato Disclosure Schedule and Section 3.6(d)(i) of the Company Disclosure Schedule, each of Volato and the Company shall use commercially reasonable efforts to cause any stockholder agreements, voting agreements, registration rights agreements, co-sale agreements and any other similar Contracts between either Volato and any holders of Volato Common Stock or involving the Company as a party, respectively, including any such Contract granting any Person investor rights, rights of first refusal, registration rights or director registration rights, to be terminated immediately prior to the Effective Time, without any liability being imposed on the part of Volato or the Surviving Corporation (the “Termination of Agreements and Rights”).

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6.15. Section 16 Matters. Prior to the Effective Time, Volato shall take all such steps as may be required to cause any acquisitions of Volato Common Stock and any options to purchase Volato Common Stock in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Volato, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.16. Allocation Certificate. The Company will prepare and deliver to Volato at least five (5) Business Days prior to the Closing Date a certificate signed by the Company’s Chief Executive Officer in a form reasonably acceptable to Volato setting forth (as of immediately prior to the Effective Time) (a) each holder of Company Common Stock, (b) such holder’s name and address, (c) the number and type of Company Common Stock held as of immediately prior to the Effective Time for each such holder, (d) the number of shares of Volato Common Stock to be issued to such holder pursuant to this Agreement in respect of the Company Common Stock held by such holder as of immediately prior to the Effective Time (the “Allocation Certificate”).

6.17. Obligations of Merger Sub. Volato will take all action necessary to cause Merger Sub to perform their obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7. Conditions Precedent to Obligations of Each Party. The obligations of each Party to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

7.1. Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement that has not been withdrawn.

7.2. Regulatory Approvals. Any applicable waiting periods (or any extensions thereof) under the HSR Act (if applicable) shall have expired or otherwise been terminated.

7.3. No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Authority of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

7.4. Board Approval: (a) Volato shall have obtained the Volato Board Approval and (b) the Company shall have obtained the Company Board Approval.

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7.5. Stockholder Approval. (a) Volato shall have obtained the Required Volato Stockholder Vote with respect to the Volato Stockholder Matters and (b) the Company shall have obtained the Required Company Stockholder Vote.

7.6. Listing. The approval of the listing of the additional shares of Volato Common Stock on NYSE shall have been obtained and the shares of Volato Common Stock to be issued in the Contemplated Transactions pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on NYSE.

7.7. Completion of Due Diligence. Due diligence on Volato and the Company has been completed to the satisfaction of Sichenzia Ross Ference Carmel LLP and Alliance Global Partners.

Section 8. Additional Conditions Precedent to Obligations of Volato and Merger Sub. The obligations of Volato and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Volato, at or prior to the Closing, of each of the following conditions:

8.1. Accuracy of Representations. The Company Fundamental Representations shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Company Capitalization Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate, or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of the Company contained in this Agreement (other than the Company Fundamental Representations and the Company Capitalization Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Company Material Adverse Effect (without giving effect to any references therein to any Company Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

8.2. Performance of Covenants. The Company shall not have breached or failed to perform in any material respect any agreements or covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

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8.3. Documents. Volato shall have received the following documents, each of which shall be in full force and effect:

(a) a certificate executed by the Chief Executive Officer or Chief Financial Officer of the Company certifying (i) that the conditions set forth in Sections 8.1, 8.2, 8.4 and 8.5 have been duly satisfied and (ii) that the information (other than emails and addresses) set forth in the Allocation Certificate delivered by the company in accordance with Section 6.16 is true and accurate in all respects as of the Closing Date;

(b) a fairness opinion of Volato by an independent third party reasonably satisfactory to the Parties and engaged by Volato; and

(c) a certificate pursuant to Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h), together with a form of notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h), in each case, in form and substance reasonably acceptable to Volato;

(d) the Allocation Certificate.

8.4. No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

8.5. Company Stockholder Written Consent. The Company Stockholder Written Consent executed by the stockholders of the Company shall be in full force and effect.

8.6. Tax Opinion. Sichenzia Ross Ference Carmel LLP (or such other nationally recognized law or accounting firm reasonably satisfactory to Volato and the Company) shall have furnished its Tax Opinion in accordance with Section 6.11(c), as may be required.

Section 9. Additional Conditions Precedent to Obligation of the Company. The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

9.1. Accuracy of Representations. Each of the Volato Fundamental Representations shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Volato Capitalization Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of Volato and Merger Sub contained in this Agreement (other than the Volato Fundamental Representations and the Volato Capitalization Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have an Volato Material Adverse Effect (without giving effect to any references therein to any Volato Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Volato Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

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9.2. Performance of Covenants. Volato and Merger Sub shall not have breached or failed to perform in any material respect any agreements or covenants required to be performed or complied with by either of them under this Agreement at or prior to the Effective Time.

9.3. Documents. The Company shall have received the following documents, each of which shall be in full force and effect:

(a) a certificate executed by an executive officer of Volato certifying that the conditions set forth in Sections 9.1, 9.2 and 9.4 have been duly satisfied;

(b) written resignations in forms satisfactory to the Company, dated as of the Closing Date and effective as of the Closing executed by the officers and directors of Volato who are not to continue as officers or directors of Volato pursuant to Section 6.13 hereof;

(c) the Volato Net Debt Schedule; and

(d) the Volato Stockholder Voting and Support Agreement in substantially the form attached hereto as Exhibit A dated as of the date of this Agreement.

9.4. No Volato Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Volato Material Adverse Effect that is continuing.

9.5. Tax Opinion. Dykema Gossett PLLC (or such other nationally recognized law or accounting firm reasonably satisfactory to Volato and the Company) shall have furnished its Tax Opinion in accordance with Section 6.11(c), as may be required.

9.6. Volato Termination of Contracts and Rights. Volato has completed the Termination of Contracts and Rights without any liability being imposed on the part of Volato or the Surviving Corporation pursuant to Section 6.14 hereof.

9.7. Volato Net Debt. At the Effective Time, the Volato Net Debt shall not be more than $10,000,000.

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Section 10. Termination.

10.1. Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company’s stockholders and whether before or after approval of the Volato Stockholder Matters by Volato’s stockholders, unless otherwise specified below):

(a) by mutual written consent of Volato and the Company;

(b) by either Volato or the Company if the Merger shall not have been consummated by January 15, 2026 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to the Company or Volato if such Party’s (or in the case of Volato, Merger Sub) action or failure to act has been a principal cause of the failure of the Merger to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement, provided, further, that the End Date can be extended by mutual consent of Volato and the Company;

(c) by either Volato or the Company if a court or other Governmental Authority of competent jurisdiction shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions;

(d) by either Volato or the Company if (i) the Volato Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and Volato’s stockholders shall have taken a final vote on the Volato Stockholder Matters and (ii) the Volato Stockholder Matters shall not have been approved at the Volato Stockholder Meeting (or at any adjournment or postponement thereof) by the Required Volato Stockholder Vote; provided, however, that once the approval by irrevocable written consent from Volato Consenting Shareholders has been obtained, Volato may not terminate this Agreement pursuant to this Section 10.1(d).

(e) by the Company (at any time prior to the approval of the Volato Stockholder Matters by the Required Volato Stockholder Vote) if an Volato Triggering Event shall have occurred;

(f) by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Volato or Merger Sub or if any representation or warranty of Volato or Merger Sub shall have become inaccurate, in either case, such that the conditions set forth in Section 9.1 or Section 9.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that the Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in Volato’s or Merger Sub’s representations and warranties or breach by Volato or Merger Sub of any representation, warranty, covenant or agreement is curable by Volato or Merger Sub then this Agreement shall not terminate pursuant to this Section 10.1(f) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty-(30) day period commencing upon delivery of written notice from the Company to Volato of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(f) and (ii) Volato ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from the Company to Volato of such breach or inaccuracy, its intention to terminate pursuant to this Section 10.1(f), and its enumeration of all of the specific commercially reasonable efforts that it believes ought to be taken to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 10.1(f) as a result of such particular breach or inaccuracy if such breach by Volato or Merger Sub is cured prior to such termination becoming effective);

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(g) by Volato, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or if any representation or warranty of the Company shall have become inaccurate, in either case, such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Volato is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in the Company’s representations and warranties or breach by the Company of any representation, warranty, covenant or agreement is curable by the Company then this Agreement shall not terminate pursuant to this Section 10.1(g) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty-(30) day period commencing upon delivery of written notice from Volato to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(g) and (ii) the Company ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from Volato to the Company of such breach or inaccuracy, its intention to terminate pursuant to this Section 10.1(g), and its enumeration of all of the specific commercially reasonable efforts that it believes ought to be taken to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 10.1(g) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective);

(h) by Volato (at any time prior to the approval of the Volato Stockholder Matters by the Required Volato Stockholder Vote) and following compliance with all of the requirements set forth in Section 5.4 and Section 6.3, upon the Volato Board authorizing Volato to enter into a Permitted Alternative Agreement; or

(i) by Volato (at any time prior to the Required Company Stockholder Vote being obtained) if a Company Triggering Event shall have occurred.

The Party desiring to terminate this Agreement pursuant to this Section 10.1 (other than pursuant to Section 10.1(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

10.2. Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 10.2, Section 6.9, Section 10.3 and Section 11 (and the related definitions of the defined terms in such section) shall survive the termination of this Agreement and shall remain in full force and effect and (b) the termination of this Agreement and the provisions of Section 10.3 shall not relieve any Party of any liability for fraud or for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

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Section 11.Miscellaneous Provisions.

11.1. Non-Survival of Representations and Warranties. The representations and warranties of the Company, Volato and Merger Sub contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Section 11 shall survive the Effective Time.

11.2. Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company, Merger Sub and Volato at any time (whether before or after the adoption and approval of this Agreement by the Company’s stockholders or before or after obtaining the Required Volato Stockholder Vote); provided, however, that after any such approval of this Agreement by a Party’s stockholders, no amendment shall be made which by Law requires further approval of such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company, Merger Sub and Volato.

11.3. Waiver.

(a) Any provision hereof may be waived by the waiving Party solely on such Party’s own behalf, without the consent of any other Party. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.4. Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement and the other schedules, exhibits, certificates, instruments and agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that Sections 3 to 9 of the Term Sheet shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by electronic transmission in PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

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11.5. Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Nevada or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Nevada or the United States District Court for the District of Nevada, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 11.5, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party, (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 11.7 of this Agreement and (f) irrevocably and unconditionally waives the right to trial by jury.

11.6. Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

11.7. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 6:00 p.m. (New York City time), otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to Volato or Merger Sub:

Volato Group, Inc.

1954 Airport Road, Suite 124

Chamblee, GA 30341

Attention:	Matt Liotta, Chief Executive Officer
Email:	matt.liotta@flyvolato.com

with a copy to (which shall not constitute notice):

Dykema Gossett PLLC

111 E. Kilbourn Ave., Suite 1050

Milwaukee, WI 53202

Attention:	Kate Bechen
Email:	KBechen@dykema.com

if to the Company:

M2i Global, Inc.

885 Tahoe Blvd.

Incline Village, Nevada 89451

Attention:	Alberto Rosende, Chief Executive Officer
Email:	arosende@m2i.global

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with a copy to (which shall not constitute notice):

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas, 31st Floor

New York, New York 10036

Attention:	Darrin M. Ocasio
E-mail:	dmocasio@srfc.law

11.8. Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

11.9. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

11.10. Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms (including failing to take such actions as are required of it hereunder to consummate this Agreement) or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Nevada or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Nevada or the United States District Court for the District of Nevada, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties waives any bond, surety or other security that might be required of any other Party with respect thereto. Each of the Parties further agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

11.11. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

VOLATO GROUP, INC.

By:	/s/ Matthew Liotta
Name:	Matthew Liotta
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger and Reorganization]

VOLATO MERGER SUBSIDIARY, INC.

By:	/s/ Matthew Liotta
Name:	Matthew Liotta
Title:	President

[Signature Page to Agreement and Plan of Merger and Reorganization]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

M2i GLOBAL, INC.

By:	/s/ Alberto Rosende
Name:	Alberto Rosende
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger and Reorganization]

Exhibit A

Form of Volato Stockholder Voting and Support Agreement